 Exhibit 99.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BSREP II RETAIL POOLING LLC,

BSREP II RETAIL HOLDINGS CORP.,

ROUSE PROPERTIES, INC.

and

THE GUARANTORS (AS DEFINED HEREIN)

(each solely for purposes of Section 9.14 and the other provisions of Article IX)

Dated as of February 25, 2016

i

(continued)

ii

(continued)

iii

(continued)

EXHIBITS

Exhibit A	Exchange Agreement

Exhibit B	Amended & Restated Certificate of Incorporation

Exhibit C	REIT Opinion

iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 25, 2016, by and among BSREP II Retail Pooling LLC, a Delaware limited liability company (“Parent”), BSREP II Retail Holdings Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), Rouse Properties, Inc., a Delaware corporation (the “Company”),and, solely for purposes of Section 9.14 and the other provisions of Article IX, Brookfield Strategic Real Estate Partners II-A L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-A (ER) L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-B L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-C L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-C (ER) L.P., a Delaware limited partnership, and Brookfield Strategic Real Estate Partners BPY Borrower L.P., a Delaware limited partnership (collectively, the “Guarantors”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain holders of Company Shares (the “Voting Parties”) have entered into a voting agreement (the “Voting Agreement”) with the Company, pursuant to which the Voting Parties have agreed to, among other things, vote in favor of the adoption of this Agreement, upon the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution of this Agreement, the Voting Parties and the Company have entered into that certain Exchange Agreement (as defined herein), pursuant to which the Company has agreed to exchange Company Shares (as defined herein) held by the Voting Parties into shares of Company Preferred Stock (as defined herein) prior to the Merger Closing (as defined herein) (the “Exchange”), in accordance with the terms thereof;

WHEREAS, following the consummation of the Exchange, the parties shall consummate the Requested Transactions (as defined herein);

WHEREAS, immediately following, and subject to, the consummation of the Requested Transactions, the Company shall declare the Closing Dividend (as defined herein);

WHEREAS, following the completion of the Exchange and the Requested Transactions and the declaration of the Closing Dividend, and upon the terms and subject to the conditions of this Agreement, Acquisition Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”) has unanimously (excluding the Affiliated Directors) (i) determined that the Transaction Agreements and the Transactions are advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”), (ii) approved the execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions and (iii) resolved to recommend adoption of this Agreement by the Company Stockholders;

WHEREAS, the Managing Shareholder of Parent has (i) approved this Agreement, the Merger and the other Transactions and (ii) determined that the terms of the Merger and the other Transactions are fair to and in the best interests of Parent and its shareholders, and the Board of Directors of Acquisition Sub has approved this Agreement and declared it advisable for Acquisition Sub to enter into this Agreement and to consummate the Transactions; and

WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transaction Agreements and the Transactions and to prescribe certain conditions with respect to the consummation of the Transactions.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

Article I

DEFINITIONS & INTERPRETATIONS

Section 1.01.     Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent, Acquisition Sub or their respective Affiliates) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Transactions) involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of Company Capital Stock representing more than 20% of the Company Capital Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than 20% of the Company Capital Stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than 20% of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); (iii) any merger, consolidation, business combination, share exchange or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, Company Capital Stock representing more than 20% of the Company Capital Stock outstanding after giving effect to the consummation of such transaction; (iv) a liquidation, dissolution or other winding up of the Company; (v) any transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, more than 20% of the Company Capital Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing more than 20% of the voting power of the Company; or (vi) any combination of the foregoing.

2

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person; provided, that, for purposes of this Agreement, (a) none of the Company or its Subsidiaries shall be deemed to be an Affiliate of any of Parent, Acquisition Sub, the Voting Parties, the Guarantors or any of their respective Affiliates (other than the Company and its Subsidiaries), and (b) none of Parent, Acquisition Sub, the Voting Parties, any of the Guarantors or any of their respective Affiliates (other than the Company and its Subsidiaries) shall be deemed to be an Affiliate of any of the Company or its Subsidiaries. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Directors” shall mean Richard Clark, Jeffrey Blidner and Brian Kingston.

“Aggregate Dividend Per Share Amount” shall mean the Closing Dividend Per Share Amount plus the dollar amount per share of any other dividends or other distributions declared with respect to the Company Shares between the date hereof and the Effective Time (including, for the avoidance of doubt, any REIT Qualification Dividend).

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Class B Common Stock” shall mean the Class B common stock, par value $0.01, of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2015 set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC for the fiscal quarter ended September, 2015.

“Company Balance Sheet Date” shall mean September 30, 2015.

“Company Capital Stock” shall mean Company Shares and Company Preferred Stock, if any.

3

“Company Common Stock” shall mean the common stock, par value $0.01, of the Company.

“Company Intellectual Property” means Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including the Registered Intellectual Property listed on Section 3.16(a) of the Company Disclosure Letter.

“Company Material Adverse Effect” shall mean any change, effect, event, occurrence or development, individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on (a) the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole provided, that none of the following shall constitute or contribute to a Company Material Adverse Effect: (i) effects resulting from changes in the economy, political or regulatory conditions, prevailing interest rates or financial, securities or currency markets generally in the United States or that are the result of acts of war or terrorism; (ii) effects resulting from changes that are the result of factors generally affecting the industries or markets in which the Company and its Subsidiaries operate; (iii) effects resulting from changes in GAAP or rules and policies of the Public Company Accounting Oversight Board or changes in applicable Law or changes in interpretations of applicable Law; (iv) effects resulting from the announcement, execution, delivery, consummation or pendency of the Transactions or the disclosure by Parent or any of its Affiliates of its future plans with respect to the conduct of, or intentions for, the business of the Company following the Closing (including, for the avoidance of doubt, (A) any loss of revenue or earnings, or (B) the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers, tenants or business partners, in each case solely to the extent resulting from such public announcement or pendency) or any litigation relating to this Agreement or the Transactions; (v) any effect relating to fluctuations in the value of any currency; (vi) the existence, occurrence, worsening or continuation of any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional war, act of terrorism or other calamity; (vii) any failure to meet projections (but the underlying causes thereof may constitute or contribute to a Company Material Adverse Effect if not otherwise excluded from this definition); (viii) declines in the trading prices of Company Common Stock (but the underlying causes thereof may constitute or contribute to a Company Material Adverse Effect if not otherwise excluded from this definition) and (ix) actions taken or not taken at the written request of Parent; provided, further, that effects resulting from any matters referred to in clause “(i)”, “(ii)”, “(iii)”, “(v)” or “(vi)” shall not be excluded to the extent they have a disproportionate adverse effect on the Company and its Subsidiaries compared to other companies operating in the industry in which the Company and its Subsidiaries operate; or (b) the ability of the Company to consummate the Transactions.

“Company Options” shall mean any options to purchase Company Shares outstanding under any of the Company Stock Plans.

“Company Preferred Stock” shall mean the shares of preferred stock of the Company, par value $0.01 per share.

“Company Properties” shall mean, collectively, the Owned Real Property and the Leased Real Property.

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“Company Registered Intellectual Property” shall mean all of the registered Intellectual Property owned by, filed in the name of, or applied for by the Company or any of its Subsidiaries.

“Company Restricted Stock” shall mean Company Shares subject to vesting or forfeiture conditions.

“Company Shares” shall mean the shares of Company Common Stock and the shares of the Class B Common Stock.

“Company Stock Plans” shall mean the 2012 Equity Incentive Plan and any other compensatory equity plans or Contracts of the Company.

“Contract” shall mean any binding written agreement, contract, subcontract, note, bond, mortgage, indenture, lease, sublease, license, sublicense, understanding, arrangement, instrument or other legally binding written agreement.

“Credit Agreement” shall mean that certain Secured Credit Agreement, dated as of November 22, 2013, by and among the Company, Keybank National Association, as administrative agent, and the other parties thereto.

“Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Environmental Law” shall mean any and all applicable Laws relating to (i) pollution, (ii) the protection of the environment (including ambient air, indoor air, surface water, groundwater, soil, substrata or land), human health, flora, fauna, or natural resources, (iii) exposure of any individual to Hazardous Substances or (iv) otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up, removal or other remediation thereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial and whether local or foreign.

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“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic,” “carcinogenic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls, mold, urea formaldehyde, radon gas, radioactive materials and asbestos.

“Indebtedness” shall mean, with respect to any Person, without duplication, as of the date of determination (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business consistent with past practice), (iv) all lease obligations of such Person capitalized on the books and records of such Person in accordance with GAAP, (v) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (vi) all letters of credit or performance of bonds issued for the account of such Person, to the extent drawn upon, (vii) all obligations of any other Person described in (i) through (vi) of this definition secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby has been assumed, and (viii) all guarantees and keepwell arrangements of such Person of any obligations of any other Person described in (i) through (vii) of this definition.

“Intellectual Property” shall mean all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs (including all source code and object code) and all other technology, compilations, databases, derivative works, literary works, maskworks, and sound recordings; (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items; (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs and product features; (iv) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including trade secrets, algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques; (v) internet domain names and numbers; and (vi) other matters that may be protected by intellectual, industrial or intangible property rights.

“Intervening Event” a material event, development or change in circumstances occurring or arising after the date of this Agreement that relates to and is material to the Company (but does not relate to any Acquisition Proposal) that was not known to the Company on the date of this Agreement, which event, development or change in circumstance, or any material consequences thereof, becomes known to the Company prior to the adoption of this Agreement by the approvals contemplated by Section 7.01(a) and did not result from or arise out of the announcement or pendency of this Agreement; provided, however, that in no event shall any change in, or event or condition generally affecting, the industry in which the Company and its Subsidiaries operate that has not had or would not reasonably be expected to have a disproportionate effect on the Company constitute an Intervening Event.

6

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“Knowledge” of the Company, with respect to any matter in question, shall mean the knowledge after reasonable inquiry of the Company’s senior executive officers and all other officers, if any, having responsibility relating to the applicable matter.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” shall mean the real property underlying the Lessee Leases.

“Legal Proceeding” shall mean any action, lawsuit, litigation, arbitration, proceeding (including civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination, investigation commenced, brought or conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lessee Leases” shall mean all existing leases, subleases or other written occupancy arrangements (including all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto) under which the Company or any of its Subsidiaries uses or occupies or has the right to occupy, now or in the future, any real property.

“Lessor Leases” shall mean all leases, subleases or other arrangements under which the Company or any of its Subsidiaries is a party as lessor or sublessor (including all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto) with respect to each of the real property owned, leased or used by the Company or any of its Subsidiaries.

“Liabilities” shall mean any debt, duty, liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, duty, liability, obligation or commitment is immediately due and payable).

“Lien” shall mean any lien, pledge, easement, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

7

“NYSE” shall mean the New York Stock Exchange.

“Operating Partnership” means Rouse Properties, LP, a Delaware limited partnership.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet due or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP; (iii) Liens imposed by applicable Law (other than Tax Law); (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vi) minor defects, imperfections or irregularities in title, easements, covenants and rights of way of record and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use, or materially detract from the value, of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) statutory, common law or contractual liens of landlords for amounts not yet due and payable; (viii) Liens described in Section 1.01 of the Company Disclosure Letter, (ix) all Liens and other matters disclosed in the Company Title Insurance Policies, (x) easements, rights of way, restrictions, restrictive covenants, encroachments, protrusions and other similar encumbrances affecting real property assets which are not violated by the current or intended use of the applicable real property and do not materially detract from the value of the real property subject thereto or materially impair the intended use thereof, (xi) rights of tenants, sub-tenants and sub-sub-tenants under Lessor Leases, (xii) Liens of collecting banks and other rights of setoff, bankers liens or similar liens relating to deposits or securities accounts in favor of banks, depository institutions and securities intermediaries, and (xiii) Liens arising from precautionary UCC filings statements regarding equipment or similar asset leases or licenses.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

8

“Personal Information” means, in addition to any definition provided by the Company for any similar term (e.g., “personally identifiable information” or “PII”) in any Company privacy policy or other public-facing statement, all information that identifies, allows identification of or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number or government-issued identifier (including Social Security number and driver’s license number), date of birth, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), together with other information to the extent collected and associated by the Company with such individual, as so associated, which may include (to the extent collected and associated by the Company with such individual, as so associated): (a) information that is created, maintained, or accessed by an individual (e.g., videos, audio or individual contact information); (b) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses, unique device identifiers or other persistent identifiers.  Personal Information may relate to any individual, including a current, prospective or former customer or employee of any Person.  Personal Information includes the foregoing information in any form, including paper, electronic and other forms.

“Privacy Laws” shall mean all Laws governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disclosure or transfer of Personal Information.

“REIT” shall mean a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

“Registered Intellectual Property” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Series I Certificate of Designations” means the Certificate of Designation of Preferences of Series I Preferred Stock of the Company in the form attached as Exhibit B to the Exchange Agreement.

“Significant Subsidiary” means any Subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such limited liability company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or has the power to direct the policies, management and affairs thereof.

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“Superior Proposal” shall mean any bona fide written Acquisition Proposal for an Acquisition Transaction, on its most recently amended or modified terms, if amended or modified, that the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) would be more favorable from a financial point of view to the Company Stockholders (in their capacity as such) than the Transactions taking into account at the time of determination all available information regarding such Acquisition Proposal (including relevant legal, financial and regulatory aspects of such Acquisition Proposal), any changes to the terms of this Agreement that as of that time had been proposed by Parent and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than 20%” in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority”.

“Tax” shall mean (i) all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, net worth, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, goods and services, occupancy, transfer and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and (ii) any liability in respect of items described in clause (i) payable by reason of contract, assumption, transferee liability, operation of Law or Treasury Regulations Section 1.1502-6 (or any similar provision of Law).

“Tax Returns” means all returns and reports (including amendments, elections, declarations, disclosures, schedules, estimates, claims for refunds and information returns) supplied or required to be supplied to a Tax authority relating to Taxes.

“Transaction Agreements” means this Agreement and the Exchange Agreement.

“Transactions” means the Merger, the Exchange, the Requested Transactions and the other transactions contemplated by the Transaction Agreements; provided, that, solely for purposes of Article III, unless otherwise expressly set forth therein, reference to the Transactions shall exclude all of the Requested Transactions other than a sale of all or substantially all the partnership interests held by the Company in the Operating Partnership.

“Triggering Event” shall mean the occurrence of (a) a Company Board Recommendation Change; (b) the Company failing to include in the Proxy Statement the Company Board Recommendation; (c) an Acquisition Proposal having been publicly announced and, after a request by Parent, the Company failing to issue a press release that reaffirms unanimously the Special Committee’s recommendation of the Transaction Agreements and the Transactions, within five (5) Business Days (or, if earlier, prior to the Company Stockholders Meeting) after such Acquisition Proposal is publicly announced; provided, that the press release may indicate, if applicable, that the Special Committee continues to evaluate such Acquisition Proposal in a manner consistent with the terms of this Agreement; or (d) the Company or any Representative of the Company having breached any of the provisions set forth in Section 5.02 or Section 6.02(b) in any material respect.

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Section 1.02.     Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
1031 Exchange	Section 3.17(m)
1033 Involuntary Conversion	Section 3.17(m)
Acceptable Confidentiality Agreement	Section 5.02(b)
Acquisition Proposal	Section 1.01
Acquisition Sub	Recitals
Acquisition Transaction	Section 1.01
Affiliate	Section 1.01
Aggregate Dividend Per Share Amount	Section 1.01
Agreement	Recitals
Assets	Section 3.14
BAM	Section 4.06
BofA Merrill Lynch	Section 3.25
Business Day	Section 1.01
Cancelled Company Shares	Section 2.07(a)(ii)
Capitalization Date	Section 3.06(a)
Certificate of Merger	Section 2.02
Certificates	Section 2.08(c)
Class B Common Stock	Section 1.01
Closing Dividend	Section 2.03(c)
Closing Dividend Amount	Section 2.03(c)
Closing Dividend Per Share Amount	Section 2.03(c)
Code	Section 1.01
Collective Bargaining Agreement	Section 3.19(a)
Company	Recitals
Company Balance Sheet	Section 1.01
Company Balance Sheet Date	Section 1.01
Company Benefit Plans	Section 3.18(a)
Company Board	Recitals
Company Board Recommendation	Section 3.02
Company Board Recommendation Change	Section 5.02(d)
Company Board Recommendation Notice	Section 5.02(g)
Company Capital Stock	Section 1.01
Company Common Stock	Section 1.01

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Company Disclosure Letter	Article III
Company ESPP	Section 2.07(f)
Company Intellectual Property	Section 1.01
Company Material Adverse Effect	Section 1.01
Company Options	Section 1.01
Company Preferred Stock	Section 1.01
Company Properties	Section 1.01
Company Registered Intellectual Property	Section 1.01
Company Related Parties	Section 8.03(c)
Company Restricted Stock	Section 1.01
Company SEC Reports	Section 3.08
Company Securities	Section 3.06(c)
Company Series I Preferred Stock	Section 3.06(a)
Company Shares	Section 1.01
Company Stock Plans	Section 1.01
Company Stockholder Meeting	Section 3.02
Company Stockholders	Recitals
Company Title Insurance Policy	Section 3.13(e)
Competing Acquisition Transaction	Section 8.03(b)(ii)
Competing Proposal	Section 5.02(b)
Confidentiality Agreement	Section 9.04
Consent	Section 3.05
Continuing Employees	Section 6.08(a)
Contract	Section 1.01
Credit Agreement	Section 1.01
Delaware Law	Section 1.01
DGCL	Section 1.01
Dissenting Company Shares	Section 2.07(c)(i)
Effective Time	Section 2.02
Enforceability Limitations	Section 3.02
Environmental Law	Section 1.01
ERISA	Section 1.01
Exchange	Recitals
Exchange Act	Section 1.01
Exchange Agreement	Section 2.03
Exchange Closing	Section 2.03(a)
Exchange Effective Time	Section 2.03(a)
Exchange Fund	Section 2.08(b)
Expenses	Section 8.03(a)
Fraud and Bribery Laws	Section 3.21(b)
GAAP	Section 1.01
Governmental Authority	Section 1.01
Guarantor	Recitals
Hazardous Substance	Section 1.01
Indebtedness	Section 1.01
Indemnified Parties	Section 6.07(a)

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Intellectual Property	Section 1.01
Intellectual Property	Section 1.01
Intervening Event	Section 1.01
IRS	Section 1.01
IT Systems	Section 3.16(f)
Knowledge	Section 1.01
Law	Section 1.01
Leased Real Property	Section 1.01
Legal Proceeding	Section 1.01
Lessee Leases	Section 1.01
Lessor Leases	Section 1.01
Liabilities	Section 1.01
Lien	Section 1.01
Material Contract	Section 3.12(a)
Merger	Recitals
Merger Closing	Section 2.03(d)
Merger Closing Date	Section 2.03(d)
Merger Consideration	Section 2.07(a)(i)
New Plans	Section 6.08(b)
Non-Cancelled Company Shares	Section 2.07(a)(ii)
Notice Period	Section 5.02(h)
NYSE	Section 1.01
Old Plans	Section 6.08(b)
Operating Partnership	Section 1.01
Option Consideration	Section 2.07(d)
Order	Section 1.01
Owned Real Property	Section 3.13(a)
Parent	Preamble
Payment Agent	Section 2.08(a)
Permits	Section 3.20
Permitted Liens	Section 1.01
Person	Section 1.01
Personal Information	Section 1.01
Privacy Laws	Section 1.01
Proxy Statement	Section 3.28
Registered Intellectual Property	Section 1.01
REIT	Section 1.01
REIT Qualification Dividend	Section 6.12(b)
Representatives	Section 5.02(a)
Requested Transactions	Section 6.13
Requested Transactions Closing	Section 2.03(b)
Requested Transactions Closing Date	Section 2.03(b)
Requisite Stockholder Approval	Section 3.03
Restricted Stock Consideration	Section 2.07(e)
Sarbanes-Oxley Act	Section 1.01
Schedule 13E-3	Section 3.28

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SEC	Section 1.01
Securities Act	Section 1.01
Series I Certificate of Designations	Section 1.01
Significant Subsidiary	Section 1.01
Special Committee	Recitals
Subsidiary	Section 1.01
Subsidiary Securities	Section 3.07(c)
Superior Proposal	Section 1.01
Surviving Corporation	Section 2.01
Tail Period	Section 8.03(b)(ii)
Tail Policy	Section 6.07(b)
Tax	Section 1.01
Tax Protection Agreement	Section 3.17(i)
Tax Returns	Section 1.01
Tax Sharing Agreement	Section 3.17(i)
Termination Date	Section 8.01(a)(ii)
Termination Fee	Section 8.03(b)(i)
Triggering Event	Section 1.01
Uncertificated Shares	Section 2.08(c)
Voting Agreement	Recitals
Voting Parties	Recitals

Section 1.03.     Certain Interpretations.

(a)     Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b)     Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)     The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d)     Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e)     Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f)     References to “$” and “dollars” are to the currency of the United States of America.

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(g)     Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(h)     When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such word or phrase shall not simply mean “if.”

(i)     The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(j)     Any document, list or other item shall be deemed to have been “made available” to Parent for all purposes of this Agreement if such document, list or other item was (i) posted in the electronic data room established by the Company in connection with the Transactions, or otherwise made available to Parent or its Representatives, in each case, not less than 24 hours prior to the date of this Agreement or (ii) was made available on the SEC’s public website or a physical or electronic copy thereof was delivered to Parent or its Representatives, in each case, not less than 24 hours prior to the date of this Agreement.

Article II

THE MERGER

Section 2.01.     The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

Section 2.02.     The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Merger Closing Date, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware following the consummation of the Exchange and the Requested Transactions and the declaration of the Closing Dividend. The Certificate of Merger shall provide that the Merger be effective upon the time of its filing (such time, or such other time as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

Section 2.03.     The Closing.

(a)     The Exchange. Concurrently with the execution of this Agreement, the Company and the Voting Parties have entered into an Exchange Agreement, attached hereto as Exhibit A (the “Exchange Agreement”). The consummation of the Exchange (the “Exchange Closing”) will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 8:00 a.m. (Eastern time) (such time being referred to herein as the “Exchange Effective Time”) on a date to be specified by the parties, but no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII hereof and Section 3 of the Exchange Agreement (other than those conditions that, by their terms, are to be satisfied at the Exchange Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), and provided, that the Exchange Closing will not occur before July 15, 2016, without the consent of Parent, or at such other location, date and time as Parent, Acquisition Sub and the Company shall mutually agree in writing. The date upon which the Exchange Closing shall actually occur pursuant hereto and to the Exchange Agreement is referred to herein as the “Exchange Closing Date.”

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(b)     The Requested Transactions. The consummation of the Requested Transactions, including the declaration of the Closing Dividend (as defined below) (the “Requested Transactions Closing”), will (i) be subject to no conditions other than that the Exchange Closing shall have occurred as provided in Section 2.03(a) and (ii) take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 8:00 a.m. (Eastern time) in accordance with their terms and subject to, and on the first Business Day following, the Exchange Closing Date (the “Requested Transactions Closing Date”).

(c)     The Closing Dividend. The Company shall declare a special dividend payable to the holders of record of Company Shares prior to the open of business on the Requested Transactions Closing Date (the “Closing Dividend”) in an amount to be designated by Parent in writing to the Company at least five (5) Business Days prior to such date or, if the Company Board determines that a dividend in such amount cannot be lawfully declared, the maximum amount that can be lawfully declared (the “Closing Dividend Amount”). The amount of the Closing Dividend per Company Share shall be equal to the quotient that results from dividing the Closing Dividend Amount by the aggregate number of Company Shares (including Company Restricted Stock) outstanding prior to the open of business on the Requested Transactions Closing Date (such quotient the “Closing Dividend Per Share Amount”). For the avoidance of doubt, the Closing Dividend Per Share Amount shall not be payable with respect to Company Shares that are exchanged for shares of Company Series I Preferred Stock pursuant to the Exchange. Immediately following the declaration of the Closing Dividend, Parent shall deposit the Closing Dividend Amount (less the portion of the Closing Dividend Amount payable in respect of the Company Restricted Stock) with a paying agent for prompt payment to the holders of Company Shares.

(d)     The Merger. The consummation of the Merger (the “Merger Closing”) will (i) be subject to no conditions other than that the Requested Transactions Closing shall have occurred as provided in Sections 2.03(b) and (c) and (ii) take place following the consummation of the Exchange and the Requested Transactions (including the declaration of the Closing Dividend) at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 8:00 a.m. (or such other time as may be agreed in writing by Parent, Acquisition Sub and the Company) on the first Business Day following the Requested Transactions Closing Date. The date upon which the Merger Closing shall actually occur pursuant hereto is referred to herein as the “Merger Closing Date.”

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Section 2.04.     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges and powers of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all Liabilities of the Company and Acquisition Sub shall become the Liabilities of the Surviving Corporation.

Section 2.05.     Certificate of Incorporation and Bylaws.

(a)     Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.07, the certificate of incorporation of the Company shall be amended and restated in its entirety as set forth on Exhibit B, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 6.07).

(b)     Bylaws. At the Effective Time, subject to the provisions of Section 6.07, the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 6.07).

Section 2.06.     Directors and Officers.

(a)     Directors. At the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)     Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

Section 2.07.     Effect on Capital Stock.

(a)     Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i)     Company Shares. Each Company Share that is issued and outstanding immediately prior to the Effective Time (other than (A) Cancelled Company Shares, (B) any Dissenting Company Shares and (C) Non-Cancelled Company Shares) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to (x) $18.25 less (y) the Aggregate Dividend Per Share Amount (such remainder, the “Merger Consideration”), without interest thereon, upon the surrender of the certificate representing such Company Shares in the manner provided in Section 2.08 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10). Each holder of a certificate previously representing any such Company Shares or Company Shares that are in non-certificated book-entry form shall thereafter cease to have any rights with respect to such securities, except the right to receive the consideration to which such holder may be entitled pursuant to this Section 2.07(a).

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(ii)     Excluded Company Shares. Each Company Share owned by Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time, including the Company Shares exchanged for shares of Company Series I Preferred Stock pursuant to the Exchange (“Cancelled Company Shares”), shall be automatically cancelled and extinguished without any conversion thereof or consideration paid therefor. For the avoidance of doubt, all Company Shares exchanged for shares of Company Preferred Stock pursuant to the Exchange prior to the Effective Time shall not be converted into the right to receive the Merger Consideration. Each Company Share held by any Subsidiary of the Company (“Non-Cancelled Company Shares”) will remain outstanding with appropriate adjustment to the number thereof to preserve the relative percentage interest in the Company represented by such shares.

(iii)     Company Series I Preferred Stock. Each share of Company Series I Preferred Stock that is outstanding immediately prior to the Effective Time shall be converted into 0.01 validly issued, fully paid and nonassessable shares of Series I preferred stock, par value $0.01, of the Surviving Corporation. Each certificate evidencing ownership of such shares of Company Series I Preferred Stock shall thereafter evidence ownership of the equivalent number of shares of Series I preferred stock of the Surviving Corporation.

(iv)     Capital Stock of Acquisition Sub. Each share of common stock, par value $0.01 per share, of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b)     Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reclassification, recapitalization, combination, exchange of shares or other like change with respect to Company Shares occurring or with a record date during the period between the date of this Agreement and the Effective Time.

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(c)     Statutory Rights of Appraisal.

(i)     Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.07(a). Such Company Stockholders shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL), except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 2.08.

(ii)     The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company or its Representatives in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.08 to pay for Company Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

(d)     Company Options. Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Acquisition Sub, the Company or any holder of such Company Option, (i) the vesting of each Company Option that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full, (ii) each Company Option that remains outstanding as of immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time, and (iii) each holder of a Company Option shall cease to have any rights with respect thereto, except the right to be paid at or promptly after the Effective Time, subject to Section 2.08(e), in respect of each Company Option of such holder, an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares that were issuable upon exercise of such Company Option immediately prior to the Effective Time, by (y) the difference of (1) $18.25 and (2) the per share exercise price of such Company Option (such product, the “Option Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option). For the avoidance of doubt, if the exercise price payable upon exercise of a Company Option equals or exceeds $18.25, such Company Option shall be cancelled for no consideration.

(e)     Company Restricted Stock. Upon the terms and subject to the conditions set forth in this Agreement and without any action on the part of Parent, Acquisition Sub, the Company or any holder of such Company Restricted Stock, each share of Company Restricted Stock (whether vested or unvested) that remains outstanding immediately prior to the Effective Time shall be cancelled and terminated as of the Effective Time, and for each share of Company Restricted Stock, a holder thereof shall be entitled to receive the Merger Consideration and the Aggregate Dividend Per Share Amount in accordance with Section 2.07(a)(i) and Section 9.03 of this Agreement, respectively (the “Restricted Stock Consideration”).

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(f)      Company ESPP. The Company shall, prior to the Effective Time, take all actions necessary to terminate the Company’s 2014 Employee Stock Purchase Plan (the “Company ESPP”) and all outstanding rights thereunder as of immediately prior to the Effective Time; provided, that from and after the date hereof, the Company shall take all actions necessary to (i) not commence a new offering period, (ii) ensure that no new participants be permitted into the Company ESPP and that the existing participants thereunder may not increase their elections with respect to the current offering period and (iii) provide notice to participants describing the treatment of the Company ESPP pursuant to this Section 2.07(f). Immediately prior to the Effective Time, any then outstanding offering period rights under the Company ESPP shall terminate and the Company shall distribute to each participant in the Company ESPP all of his or her accumulated payroll deductions with respect to the offering period then in effect (if any).

(g)     The Company shall take all actions necessary to effect the transactions contemplated by Section 2.07(d) and Section 2.07(e) under all Company Option and Company Restricted Stock agreements and any other plan or arrangement of the Company, including delivering all required notices, obtaining any consents, making any amendments and passing resolutions of the Company Board or a committee thereof. Within three (3) Business Days after the Merger Closing, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay (i) to each of the holders of Company Options, the applicable Option Consideration and (ii) to each of the holders of Company Restricted Stock, the applicable Restricted Stock Consideration, in each case, as promptly as practicable (and in no event later than the next regular payroll date) thereafter.

Section 2.08.     Exchange of Certificates.

(a)     Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b)     Exchange Fund. At or prior to the Exchange Effective Time, Parent, on behalf of Acquisition Sub, shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of Company Shares pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which holders of Company Shares become entitled under this Article II (such cash amount being referred to herein as the “Exchange Fund”). Until disbursed in accordance with the terms and conditions of this Agreement, the Exchange Fund shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, only in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by this Article II. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the holders of Company Shares and to make payments from the Exchange Fund in accordance with this Section 2.08. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Article II.

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(c)     Payment Procedures. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Company Shares and (ii) uncertificated Company Shares (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.07 (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such Certificates that were converted into the right to receive the Merger Consideration pursuant to Section 2.07, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and such Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.07 by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.08. Until so surrendered, outstanding Certificates and Uncertificated Shares (other than with respect to Non-Cancelled Shares) shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration (less any applicable withholding taxes payable in respect thereof), without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

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(d)     Transfers of Ownership. If a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer taxes have been paid or are otherwise not payable.

(e)     Required Withholding. Each of the Payment Agent, Parent, the Surviving Corporation and their Affiliates shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)     No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)     Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares for exchange pursuant to the provisions of this Section 2.08 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II. If any Certificate shall not have been surrendered immediately prior to such date on which the Merger Consideration would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.09.     No Further Ownership Rights in Company Shares. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.08. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares (other than with respect to Non-Cancelled Shares) are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

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Section 2.10.     Lost, Stolen or Destroyed Certificates. If any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent or the Payment Agent, the posting, by such holder of a bond in such reasonable amount as Parent or the Payment Agent may direct as indemnity against any claim that may be made against Parent with respect to such Certificate, the Merger Consideration payable in respect thereof pursuant to Section 2.07.

Section 2.11.     Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Company and Acquisition Sub shall take all such lawful and necessary action.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a)  as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) or (b) as disclosed in any Company SEC Report that was filed with or furnished to the SEC by the Company between January 1, 2015 and the day immediately prior to the date hereof and is publicly available (other than in any “risk factor” disclosure or any other forward looking statements or any other statements that are similarly cautionary, nonspecific or predictive in nature set forth therein), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

Section 3.01.     Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company is not in violation of its certificate of incorporation or bylaws.

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Section 3.02.     Corporate Power; Enforceability. The Company has the requisite corporate power and authority to execute and deliver the Transaction Agreements, to perform its covenants and obligations thereunder and, subject in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the Transactions. At a duly called and held meeting prior to the execution of this Agreement at which all directors of the Company were present, the Company Board unanimously (excluding the Affiliated Directors and upon the unanimous recommendation of the Special Committee), upon the terms and subject to the conditions set forth herein, (i) determined that the Transaction Agreements and the Transactions , are advisable and in the best interests of the Company and the Company Stockholders, (ii) approved the execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions and (iii) resolved to recommend adoption of this Agreement by the Company Stockholders (the “Company Board Recommendation”) and directed that such matter be submitted for consideration at a meeting of the Company Stockholders (the “Company Stockholder Meeting”). The execution and delivery by the Company of the Transaction Agreements, the performance by the Company of its covenants and obligations thereunder and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of the Transaction Agreements, the performance by the Company of its covenants and obligations thereunder or the consummation of the Transactions , other than in the case of the consummation of the Merger, obtaining the Requisite Stockholder Approval. Each of the Transaction Agreements has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub or the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity (the “Enforceability Limitations”).

Section 3.03.     Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of adoption of this Agreement and the approval of the sale of all or substantially all of the partnership interests held by the Company in the Operating Partnership pursuant to the Requested Transactions (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company which is required to approve the Transaction Agreements and the Transactions.

Section 3.04.     Non-Contravention. The Company has made available to Parent correct and complete copies of its certificate of incorporation and bylaws as amended as of the date of this Agreement. The execution and delivery by the Company of the Transaction Agreements, the performance by the Company of its covenants and obligations thereunder and the consummation by the Company of the Transactions do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws or similar organizational documents of the Company or any of its Subsidiaries, (b) violate, conflict with, require a payment under, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination or amendment of, or accelerate the performance required by, or result in a right of termination or acceleration or loss of a benefit under, any Contract to which the Company or any of its Subsidiaries is a party or by which their assets are bound, (c) assuming the Consents referred to in Section 3.05 are obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the real property or other assets of the Company or any of its Subsidiaries, except with respect to clauses “(b)” through “(d)” above, for such violations, conflicts, defaults, terminations, amendments, accelerations or Liens that would not have a Company Material Adverse Effect.

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Section 3.05.     Required Governmental Approvals. No consent, approval, Order or authorization of, filing or registration with, or notification to, or other action in respect of or by (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution and delivery by the Company of the Transaction Agreements, the performance by the Company of its covenants and obligations thereunder and the consummation by the Company of the Transactions , except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws or the rules and regulations of the NYSE, including compliance with any applicable requirements of the Exchange Act, (c) such filings and Consents as may be required solely by reason of Parent’s or Acquisition Sub’s (as opposed to any other third party’s) participation in the Transactions (including all of the Requested Transactions) and (d) such other Consents, the failure of which to obtain would not have a Company Material Adverse Effect.

Section 3.06.     Company Capitalization.

(a)     The authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock, (ii) 1,000,000 shares of Class B Common Stock and (iii) 50,000,000 shares of Company Preferred Stock, of which 20,000,000 will be designated “Series I Preferred Stock” having the rights and preferences set forth in Exhibit B to the Exchange Agreement (“Company Series I Preferred Stock”) after giving effect to the filing of the Series I Certificate of Designations with the Secretary of State of the State of Delaware pursuant to Section 6.01(e). As of the close of business in New York City on February 22, 2016 (the “Capitalization Date”): (A) 58,269,294 shares of Company Common Stock were issued and 57,863,836 were outstanding, (B) no shares of Class B Common Stock were issued and outstanding, (C) no shares of Company Preferred Stock were issued and outstanding and (D) 405,458 shares of Company Capital Stock were held by the Company as treasury shares. All outstanding Company Shares are, and all Company Shares or shares of Company Series I Preferred Stock which may be issued pursuant to this Agreement or the Exchange Agreement will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)     As of the close of business on the Capitalization Date, there were 2,924,696 Company Shares reserved for future issuance under the Company Stock Plans. As of the close of business on the Capitalization Date, there were (i) outstanding Company Options to purchase 3,484,243 Company Shares and (ii) outstanding Company Restricted Stock to receive 244,208 Company Shares. Section 3.06(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the close of business on February 23, 2016, of (A) all outstanding Company Options, indicating with respect to each such Company Option the name of the holder thereof, the Company Stock Plan pursuant to which it was granted, the number of Company Shares subject to such Company Option, the vesting schedule, the exercise price and the date of grant and (B) all outstanding Company Restricted Stock, indicating with respect to such Company Restricted Stock the Company Stock Plan pursuant to which it was granted, the name of the holder thereof, the vesting schedule and the number of Company Restricted Stock held thereby. The Company has made available to Parent complete and accurate copies of all Company Stock Plans, the forms of all stock option agreements evidencing Company Options and the forms of all agreements pursuant to which the currently outstanding Company Restricted Stock were awarded.

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(c)     Except as set forth in this Section 3.06, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company and (v) no other obligations by the Company or any of its Subsidiaries to make or issue any payments based on, or other securities or rights that are derivative of, or provide economic benefit based on, the price or value of the interests, securities or rights described in the foregoing clauses (i) through (iv) (the items in clauses (i), (ii), (iii), (iv) and (v), together with the capital stock of the Company, being referred to collectively as “Company Securities”). All Company Options have an exercise price equal to no less than the fair market value of the underlying Company Shares on the date of grant, determined in accordance with Section 409A of the Code.

(d)     Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities. Other than pursuant to the Exchange Agreement or in connection with the repurchase or acquisition of Company Shares pursuant to the terms of any Company Stock Plan, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. No Subsidiary of the Company owns any Company Shares or shares of Company Preferred Stock.

Section 3.07.     Subsidiaries.

(a)     Section 3.07(a) of the Company Disclosure Letter sets forth a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Significant Subsidiary and each non-wholly owned Subsidiary of the Company. Except as set forth in Section 3.07(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person that is a wholly-owned Subsidiary of the Company with a fair market value as of the date hereof in excess of $1,000,000. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization, except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Subsidiaries has the requisite entity power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Significant Subsidiaries and each of its non-wholly owned Subsidiaries, in each case as amended as of the date of this Agreement. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents.

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(b)     Except as set forth on Section 3.07(b) of the Company Disclosure Letter, all of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest).

(c)     There are no outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company or any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company or any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company or any Subsidiary of the Company, or (iv) other obligations by any Subsidiary of the Company to make or issue any payments based on, or other securities or rights that are derivative of, or provide economic benefits based on, the price or value of the interests, securities or rights described in the foregoing clauses (i) through (iii) of, or any capital stock or other equity or voting interest in, any Subsidiary of the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of, or other equity or voting interest in, the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”).

(d)     Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Subsidiary Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities.

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Section 3.08.     Company SEC Reports and Listing Requirements. Since January 1, 2013, the Company has filed all forms, reports, schedules, certifications, prospectuses, and registration, proxy and other statements with the SEC that have been required to be filed by it under the Securities Act or the Exchange Act prior to the date hereof (collectively and together with all documents filed or furnished on a voluntary basis with the SEC and all documents filed after the date hereof, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing) or the date that it is furnished, (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. For clarification, clauses (a) and (b) of this Section 3.08 shall look to the effective date of any Company SEC documents that are registration statements filed pursuant to the requirements of the Securities Act as opposed to such documents’ filing date. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. As of the date hereof, neither the Company nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. Since January 1, 2013, the Company has been in compliance in all material respects with all listing and governance requirements of the NYSE. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material correspondence between the SEC and the Company since January 1, 2013 through the date hereof that is not available on the SEC’s Electronic Data Gathering and Retrieval database.

Section 3.09.     Company Financial Statements.

(a)     The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, all in accordance with GAAP, subject, in the case of interim financial statements, to normal year-end adjustments.

(b)     The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 and 15d-15 under the Exchange Act) which are reasonably designed to ensure that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms

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(c)     The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act) which are reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(d)     The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries has, and to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in any respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the Company SEC Reports or for events (or series of related matters) as to which the amounts involved do not exceed $120,000, since the Company’s proxy statement dated March 25, 2015, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(e)     Since the Company Balance Sheet Date, to the Knowledge of the Company, neither the Company nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

Section 3.10.     No Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)     Neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be disclosed in a balance sheet prepared in accordance with GAAP or, to the Company’s Knowledge, any other Liabilities, other than (a) Liabilities disclosed, reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports filed on Form 10-Q for the fiscal quarter ended September 30, 2015, (b) Liabilities arising under the Transaction Agreements or incurred in connection with the Transactions (including all of the Requested Transactions) and (c) Liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, that would not reasonably be expected to have or result, individually or in the aggregate, in a Company Material Adverse Effect.

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(b)     Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or any Company SEC Documents.

Section 3.11.     Absence of Certain Changes.

(a)     From the Company Balance Sheet Date through the date of this Agreement, (i) except for the negotiation, execution and delivery of the Transaction Agreements, the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects and (ii) there has not been any Company Material Adverse Effect.

(b)     From the Company Balance Sheet Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Section 5.01 if proposed to be taken after the date hereof.

Section 3.12.     Material Contracts.

(a)     For all purposes of and under this Agreement, a “Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which any assets of the Company or any of its Subsidiaries are bound as of the date of this Agreement:

(i)     any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)     any Contract (or group of related Contracts with the same Person or its Affiliates), other than any Lessor Lease and any other lease, license or development, redevelopment or construction Contract, involving (A) the payment or receipt of amounts by the Company or any of its Subsidiaries of more than $1,000,000 in any calendar year or more than $5,000,000 in the aggregate or (B) future payments (including by way of acceleration) of more than $1,000,000 in any calendar year that are conditioned on, in whole or in part, or required in connection with, the consummation of any of the Transactions;

(iii)     any Contract relating to Indebtedness in excess of $3,000,000 or mortgaging, pledging or otherwise placing a Lien on any of the assets of the Company or its Subsidiaries with a value in excess of $3,000,000, restricting the payment of dividends or other distributions of assets by any of the Company or its Subsidiaries or providing for the guaranty of Indebtedness of any Person in excess of $3,000,000;

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(iv)     any Contract that contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests or assets of any Person;

(v)     other than with respect to any wholly-owned Subsidiary of the Company, any partnership, limited liability company, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company, joint venture or strategic alliance that is material to the Company or any of its Subsidiaries, or in which the Company, directly or indirectly, owns more than a two percent voting or economic interest;

(vi)     except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any current or former director or officer thereof, on the other hand, any Contract to which the Company or any of its Subsidiaries is a party that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders;

(vii)     any Contract containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries’ has ongoing obligations to not acquire assets or securities of any other party and, to the extent not entered into in the ordinary course of business or in connection with any Lessor Lease or other lease, license, development, redevelopment, construction or other commercial Contract, any Contract under which the Company or any of its Subsidiaries has material ongoing indemnification obligations;

(viii)     any Contract (A) that would or would be reasonably expected to prevent or materially impede or delay the Company’s ability to consummate the Transactions or (B) under which a sale of a majority of the consolidated assets of the Company and its Subsidiaries, taken as a whole, would require a payment by, result in a breach or constitute a default by, or result in the termination, acceleration or loss of any benefit of, the Company or any of its Subsidiaries;

(ix)     any non-competition Contract or other Contract that (A) limits or purports to limit in any material respect the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Affiliates) may engage, or the manner or locations in which any of them may so engage in any business, (B) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Affiliates or (C) prohibits or limits the right of the Company or any of its Subsidiaries to use, transfer, license, distribute or enforce any of their respective Company Intellectual Property, other than limitations on enforcement arising from non-exclusive licenses of Company Intellectual Property entered into in the ordinary course of business;

(x)     any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, other than (i) Contracts related to the purchase of raw materials or inventory in the ordinary course of business (ii) Contracts relating to the hedging of utility expenses;

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(xi)     any Contract pursuant to which the Company or any of its Subsidiaries is a party under which any third Person has granted to the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries has granted to any third Person, any license, covenant or other rights to or under Intellectual Property (other than software license agreements for any third-party off-the-shelf generally commercially available software for no fee or an aggregate license fee of less than $500,000 per year);

(xii)     any Contract that provides for the acquisition or disposition, directly or indirectly (by merger or otherwise) of assets or capital stock (A) for aggregate consideration under such Contract in excess of $1,000,000 or (B) pursuant to which the Company or its Subsidiaries has continuing “earn-out” or other contingent payment obligations;

(xiii)     any Contract relating to settlement of any administrative or judicial proceedings, in each case, individually in excess of $1,000,000 or which otherwise provides for equitable relief, under which there are outstanding obligations (including settlement agreements) of the Company or any of its Subsidiaries;

(xiv)     any Lessor Lease providing for annual payments to the Company or any of its Subsidiaries in excess of $2,000,000 in aggregate annual base rent for calendar year 2015 and any Lessee Leases; and

(xv)     any Contract, or group of related Contracts with the same Person or its Affiliates, the termination or breach of which would reasonably be expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses “(i)” through “(xiv)”above or any commitment or agreement to enter into any of the foregoing.

(b)     Section 3.12(b) of the Company Disclosure Letter sets forth a complete and accurate list of all Material Contracts to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. True and complete copies of all such Material Contracts (including all exhibits and schedules thereto) have been (i) publicly filed with the SEC and are publicly available as of the date hereof or (ii) made available to Parent.

(c)     Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach in any material respect of, or default in any material respect under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, or permit termination, material modification or acceleration by any third party thereunder. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract or received any written notice of breach in any material respect or any default in any material respect under any Material Contract which breach has not been cured.

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Section 3.13.     Real Property.

(a)     Section 3.13(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all real property owned by the Company or any of its Subsidiaries, which real property includes all of the buildings, structures and other improvements thereon (the “Owned Real Property”). The Company or one of its Subsidiaries has good fee simple title to all Owned Real Property, free and clear of all Liens other than Permitted Liens. There is no real property which, as of the date of this Agreement, is under contract by the Company or any of its Subsidiaries for purchase after the date of this Agreement. There are no real properties that the Company or any of its Subsidiaries is obligated to buy at some future date.

(b)     None of the Company and/or its Subsidiaries is in default or violation of, or not in compliance with, any Law or Order applicable to its occupancy of the Leased Real Property subject to the Lessee Leases except for any conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. With respect to the Leased Real Property, the Company and/or its Subsidiaries have and own valid, legally binding and enforceable leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens. As of the date of this Agreement, no purchase option, right of first refusal or first offer or other purchase right has been exercised, and no letter of intent to purchase has been signed, by the Company or any of its Subsidiaries for any Leased Real Property for which the purchase has not closed prior to the date of this Agreement.

(c)     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has exclusive possession of each Company Property, other than any use or occupancy rights granted to any third-party owner, tenant or licensee pursuant to Contracts entered into with such Persons with respect to such Company Property in the ordinary course of business.

(d)     There are no existing, pending or, to the Knowledge of the Company, threatened in writing appropriation, condemnation, eminent domain or like proceedings or similar actions that affect any Owned Real Property or, to the Knowledge of the Company, Leased Real Property. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any of the Company Properties.

(e)     The Company and each of its Subsidiaries, as applicable, is in possession of title insurance or valid marked-up title commitments evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy”). As of the date hereof, no written claim has been made against any Company Title Insurance Policy which remains pending.

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(f)     Section 3.13(f) of the Company Disclosure Letter sets forth a complete and accurate list of each Company Property which is (i) under development or re-development as of the date hereof, and describes the status of such development or re-development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by the Company or any of its Subsidiaries, in each case, other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business. None of the Company, any of its Subsidiaries or any of their respective agents is currently performing any other renovation or construction project which has an aggregate projected costs in excess of $5,000,000 at any Company Property.

Section 3.14.     Personal Property and Assets. The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures and other tangible personal property and assets used by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not have a Company Material Adverse Effect.

Section 3.15.     Leases.

(a)     As of the date hereof, none of the Company or any of its Subsidiaries is in receipt of any rent under any Lessor Lease paid more than thirty (30) days before such rent is due and payable.

(b)     The rent roll as of February 1, 2016 for each of the Company Properties subject to a Lessor Lease which is set forth on Section 3.15(b) of the Company Disclosure Letter is true and correct in all material respects as of the date hereof.

Section 3.16.     Intellectual Property.

(a)     Section 3.16(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of (i) all Company Registered Intellectual Property, including, for each item listed, the record owner, jurisdiction, and issuance and registration, or application number and date, as applicable; and (ii) any claims, suits, actions, or proceedings pending with respect to any Company Intellectual Property. Each item of the Company Intellectual Property is valid, subsisting and enforceable as of the date of this Agreement.

(b)     The Company and its Subsidiaries (i) solely and exclusively own the Company Intellectual Property and (ii) have valid, sufficient and continuing rights to use, pursuant to valid written agreements, all other Intellectual Property used by the Company and its Subsidiaries in, or otherwise necessary for, the conduct of the Company’s or its Subsidiaries’ respective businesses; and in the case of the foregoing clauses (i) and (ii) above, free and clear of all Liens other than Permitted Liens.

(c)     The Company and each of its Subsidiaries have taken reasonably customary measures to maintain and protect the secrecy of all trade secrets and confidential information included in the Company Intellectual Property. No such trade secrets or confidential information has been authorized to be disclosed or has been actually disclosed by the Company or any Subsidiary to any of their former employees, employees or any third Person other than pursuant to a non-disclosure agreement, appropriately restricting the disclosure of such trade secrets or confidential information.

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(d)     To the Knowledge of the Company, the conduct of the Company’s and its Subsidiaries’ business does not infringe upon, misappropriate or otherwise violate, and since January 1, 2013 has not infringed upon, misappropriated or otherwise violated, the Intellectual Property of any third Person. Since January 1, 2013 through the date hereof, the Company and its Subsidiaries have not received written notice of any claims, and, to the Knowledge of the Company, no claims are pending or threatened, (i) that the conduct of the Company’s or its Subsidiaries’ business infringes upon, misappropriates, or otherwise violates the Intellectual Property of a third Person, or (ii) challenging the ownership, use, validity, scope or enforceability of any Company Intellectual Property, and to the Knowledge of the Company, there are no facts or circumstances that would form the basis for any such claim or challenge described in the foregoing clauses “(i)” or “(ii)”.

(e)     To the Knowledge of the Company, no third Person (x) has infringed upon, misappropriated, or otherwise violated in any material respect any Company Intellectual Property or (y) as of the date hereof, is infringing, misappropriating, or otherwise violating in any material respect any Company Intellectual Property, and no such claims are pending or, to the Knowledge of the Company, threatened against any third Person by the Company. The Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any Company Intellectual Property.

(f)     The Company and its Subsidiaries own or have a valid right to access and use all computer systems, networks, hardware, technology, software, databases, websites, and equipment used in connection with the business of the Company and each of its Subsidiaries, including for the purposes of processing, storing, maintaining and operating such businesses’ data, information, and functions (the “IT Systems”), as such IT Systems are currently used by the Company and its Subsidiaries. The IT Systems (i) are adequate for, and operate and perform in all respects as required in connection with, the current conduct of the Company and each of its Subsidiaries and (ii) have not suffered any material malfunction, failure or security breach since May 1, 2015 and (iii) do not, to the Knowledge of the Company, contain any viruses, trojan horses, bugs, faults or other device, errors or contaminants or effects that materially disrupt or adversely affect their functionality or security.

(g)     The Company and its Subsidiaries are (i) in compliance with all privacy policies and applicable Privacy Laws in all material respects, (ii) as of the date hereof have not received written notice of any violation of any Privacy Laws or privacy policies and (iii) have no Knowledge of, any violation of any Privacy Laws or privacy policies. As of the date hereof there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy or confidentiality rights under any applicable Privacy Laws, or privacy policies, and no valid basis exists for any such Legal Proceeding.

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Section 3.17.     Tax Matters.

(a)     The Company and each of its Subsidiaries (i), except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by the Company or any of its Subsidiaries and all such filed Tax Returns are true, correct and complete, (ii) have paid (or have adequately reserved in accordance with GAAP) all Taxes required to be paid by them whether or not shown as due on such filed Tax Returns and have withheld all amounts that the Company or any of its Subsidiaries have been obligated to withhold from amounts owing to any employee, creditor or other third party, except, in each case, as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b)     As of the date of this Agreement, there are not pending and, neither the Company nor any of its Subsidiaries has received in writing any notice or announcement of, any material audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters and there are not, to the knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect and are not disclosed or provided for in the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

(c)     The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the taxable years ended December 31, 2014 and December 31, 2013.

(d)     Neither the Company nor any of its Subsidiaries has (i) any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2015 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP, (ii) engaged in or been a party to any “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the IRS has determined to be a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2)), (iii) engaged in a transaction of which it made disclosure to any Tax authority to avoid penalties under Section 6662(d) of the Code or any comparable provision of state, foreign or local Law, (iv) participated in any “tax amnesty” or similar program offered by any Tax authority to avoid the assessment of penalties or other additions to Tax or (v) has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(e)     Neither Parent, the Company nor any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Merger Closing Date as a result of any (A) change in method of accounting of the Company or any of its Subsidiaries for a taxable period ending on or prior to the Merger Closing Date, (B) installment sale by the Company or any of its Subsidiaries made on or prior to the Merger Closing Date or (C) election by the Company or any of its Subsidiaries under Section 108(i) of the Code made prior to the Merger Closing Date.

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(f)     The Company (i) for all taxable years commencing in the year in which the Company first made an election to be subject to taxation as a REIT, through December 31, 2015, has qualified and been subject to taxation as a REIT, (ii) has operated, and intends to continue to operate until the Merger Closing Date, in such a manner as would permit it to continue to qualify as a REIT, from January 1, 2016 and through the Merger Closing Date, and (iii) has not changed its method of operations in any way from December 31, 2015 through the Exchange Effective Time that would prevent the Company from meeting the requirements for qualification and taxation as a REIT under the Code (without regard to the Transactions and Requested Transactions). No challenge to the Company’s status as a REIT is pending or threatened in writing, and the Company has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT.

(g)     The Company has no Subsidiary classified as a REIT for federal income tax purposes. Each Subsidiary of the Company that is a partnership, joint venture, or limited liability company and that has not elected for federal income tax purposes to be a corporation or a “taxable REIT subsidiary” within the meaning of Section 856 of the Code is treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation. Each Subsidiary of the Company that is a corporation for federal income tax purposes is a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code, a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code or a corporation which qualifies under the transitional rules set forth in Section 546(b) of the Tax Relief Extension Act of 1999. Section 3.17(g) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and each other entity in which the Company directly, indirectly or constructively owns any equity interest of ten percent (10%) or greater (by vote or value) and its respective classification for U.S. federal income tax purposes, jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by the Company in each such Subsidiary, including in the case of any entity classified as a corporation for federal income tax purposes whether such entity has elected to be treated as a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code.

(h)     Neither the Company nor any of its Subsidiaries holds any assets the disposition of which would be subject to (or to rules similar) to Section 1374 of the Code.

(i)     Neither the Company nor any of its Subsidiaries is a party to any Tax Sharing Agreement or Tax Protection Agreement, other than any agreement or arrangement solely between the Company and any of its wholly owned Subsidiaries. For purposes of this Section 3.17(i), a “Tax Sharing Agreement” means any written agreement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included the Company or any of its Subsidiaries. For purposes of this Section 3.17(i), a “Tax Protection Agreement” means any written agreement to which the Company or any of its Subsidiaries is a party pursuant to which, in connection with the deferral of income Taxes of a third party partner in any Subsidiary of the Company that is classified as a partnership for federal income Tax purposes, the Company nor any of its Subsidiaries has agreed to (i) maintain a minimum level of debt or provide rights to guarantee debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner.

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(j)     Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than the Company or any wholly owned Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract, or otherwise.

(k)     The Company has not incurred any liability for material excise taxes under Sections 857(b), 860(c) or 4981 of the Code which have not been previously paid. Neither the Company nor any of its Subsidiaries (other than a “taxable REIT subsidiary” or a Subsidiary of a “taxable REIT subsidiary”) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions” or “excess interest” described in Section 857(b)(7) of the Code. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon the Company.

(l)     Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(m)     Neither the Company nor any of its Subsidiaries has (i) recognized taxable gain or loss from the disposition of any property transferred or received in an exchange or series of exchanges that was reported as a “like-kind exchange” under Section 1031 of the Code (a “1031 Exchange”) or an “involuntary conversion” under Section 1033 of the Code (a “1033 Involuntary Conversion”), (ii) engaged in or initiated a 1031 Exchange or received cash proceeds or other property in connection with a 1033 Involuntary Conversion, in which the replacement property could be acquired on or after the Merger Closing Date or (iii) within the twelve (12) months immediately preceding the date of this Agreement, engaged in a completed 1031 Exchange or received cash proceeds or other property in connection with a completed 1033 Involuntary Conversion.

(n)     As of the date hereof, the Company has no earnings and profits attributable to any non-REIT year of the Company or any other corporation within the meaning of Section 857 of the Code and the Treasury Regulations thereunder.

(o)     The dividends paid deduction of the Company for each taxable year ending with the taxable year ended December 31, 2015, will equal or exceed the sum of (i) the amount determined under Code Section 857(a)(1) with respect to the Company but computed with the modifications described in the next sentence, and (ii) the net capital gain of the Company for such taxable year. The amount described under clause (i) above shall be computed by substituting “100%” for “90%” in each place it appears in Code Section 857(a)(1).

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(p)     Neither the Company nor any of its Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

Section 3.18.     Company Benefit Plans.

(a)     Section 3.18(a) of the Company Disclosure Letter sets forth a complete and accurate list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to for the benefit of any current or former employee or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any current or future Liability (the “Company Benefit Plans”). As of the date hereof, with respect to each Company Benefit Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (A) the most recent annual report on Form 5500 filed with the IRS, including all schedules thereto; (B) the most recent determination letter from the IRS for any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Company Benefit Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any written notices to or from any Governmental Authority relating to any material compliance issues in respect of any such Company Benefit Plan.

(b)     Neither the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code maintains or has ever contributed to (1) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA or (2) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA).

(c)     Each Company Benefit Plan has been maintained, operated and administered, in all material respects, in compliance with its terms and with all applicable Law. No non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA and Section 4975 of the Code has occurred or is reasonably expected to occur with respect to any Company Benefit Plan.

(d)     As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Benefit Plan, the assets of any trust under any Company Benefit Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Benefit Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(e)     No Company Benefit Plan provides for post-retirement or post-employment welfare benefits to former employees of the Company, other than pursuant to Section 4980B of the Code or any similar Law.

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(f)     Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and nothing has occurred or is reasonably expected to cause the loss of such qualification.

(g)     Neither the execution or delivery of the Transaction Agreements, nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events) (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (D) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(h)     No person is entitled to receive any additional payment (including any tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional taxes under Section 4999 or Section 409A of the Code.

(i)     Neither the Company nor any of its Subsidiaries has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) of the Code.

Section 3.19.     Labor Matters.

(a)     Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”) which pertain to employees of the Company or any of the Subsidiaries.

(b)     As of the date hereof, (i) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (ii) no Collective Bargaining Agreement is being negotiated by the Company of any of its Subsidiaries; (iii) there are no strikes, lockouts, slowdowns or work stoppages against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries; (iv) there are no material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company of any of its Subsidiaries; and (v) there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Employee or group of Employees.

(c)     The Company and its Subsidiaries have complied, in all material respects, with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining). The Company and its Subsidiaries have complied with the Worker Adjustment and Retraining Notification Act (WARN) and any similar state or local “mass layoff” or “plant closing”, and there has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of the Subsidiaries within the six (6) months prior to Closing.

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(d)     The Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any material arrears of wages or any material taxes or penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

Section 3.20.     Permits. The Company and its Subsidiaries possess and are and have been in compliance in all material respects with the terms of all material permits, licenses, authorizations, consents, registrations, certificates, easements, approvals and franchises from Governmental Authorities or pursuant to Law required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened. All of the Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Permit, in each case, except as would not be material to the Company and its Subsidiaries taken as a whole.

Section 3.21.     Compliance with Laws.

(a)     The businesses of each of the Company and its Subsidiaries (including the ownership and maintenance of all its assets) are, and since January 1, 2013 have been, conducted in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, except for violations that have not had and would not reasonably be expected to have a Company Material Adverse Effect. No investigation, audit or review by any Governmental Authority with respect to the Company or any of its Subsidiaries or any of their assets is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority notified the Company in writing of its intention to conduct the same, except for such investigations or reviews the outcome of which have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)     Since January 1, 2013, (i) the Company and its Affiliates and, to the Knowledge of the Company, its directors, officers and employees acting on behalf of the Company have complied in all material respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)) and any other applicable foreign or domestic anticorruption or antibribery Laws (collectively, the “Fraud and Bribery Laws”) and (ii) neither the Company, any Subsidiary of the Company nor any of the Company’s Affiliates, nor, to the Knowledge of the Company, any of the Company’s directors, officers, employees, agents or other representatives acting on the Company’s behalf, have directly or indirectly, in each case, in violation of the Fraud and Bribery Laws: (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, (C) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant or (E) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

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Section 3.22.     Environmental Matters.

(a)     The Company and its Subsidiaries are, and since January 1, 2013 have been, in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b)     Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, excluding such non-compliance that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(c)     Neither the Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances, except for such exposure that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d)     There have been no releases of Hazardous Substances at, on, under or from any real property currently, or to the Knowledge of the Company formerly, owned or operated by the Company or its Subsidiaries, except for releases that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(e)     To the Knowledge of the Company, there are no wetlands (as that term is defined in Section 404 of the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1254, and applicable state laws) at any real property currently owned or operated by the Company or its Subsidiaries that would reasonably be expected to materially affect any ongoing development or currently planned development.

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(f)     As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging any Liability or responsibility under or noncompliance with any Environmental Law, (ii) concerning Company or Subsidiary sustainability initiatives, (iii) seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law, or (iv) alleging any liability for assumption of, or provision of indemnity against, any liability or obligation of any Person under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

(g)     No Liens are in effect pursuant to any Environmental Law on any of the real property currently owned by the Company or its Subsidiaries.

(h)     Neither the Company nor any of its Subsidiaries has assumed or provided an indemnity against any liability or obligation of any other Person under any Environmental Law, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(i)     The Company has made available to the Parent true and complete copies of all material environmental reports, investigations, assessments, audits and correspondence of the Company or any of its Subsidiaries relating to compliance under or liability pursuant to Environmental Laws and that (i) are in the possession of the Company or any of its Subsidiaries and (ii) are not subject to attorney-client privilege, work product doctrine or other applicable privilege.

This Section 3.22 and Sections 3.05, 3.08, 3.09 and 3.11 contain the sole and exclusive representations and warranties of the Company with regard to Environmental Laws, Hazardous Substances or other environmental matters.

Section 3.23.     Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets, in either case, that would, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the Transactions (including all of the Requested Transactions) or the performance by the Company of its covenants and obligations under the Transaction Agreements. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the consummation by the Company of the Transactions (including all of the Requested Transactions) or the performance by the Company of its covenants and obligations under the Transaction Agreements.

Section 3.24.     Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. Section 3.24 of the Company Disclosure Letter sets forth a complete and accurate list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries. All such insurance policies are in full force and effect, as of the date hereof no written notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default, by any insured thereunder, or permit termination or modification, of any of the policies, except as would not, individually or in the aggregate, be material to the a Company and its Subsidiaries taken as a whole. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policy.

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Section 3.25.     Brokers. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Transactions (other than the Requested Transactions). The Company has provided Parent with true and correct copies of any engagement letter or similar Contract between the Company and BofA Merrill Lynch relating to the Transactions, including all amendments or modifications thereto.

Section 3.26.     Opinion of Financial Advisor. The Special Committee has received the opinion of BofA Merrill Lynch, financial advisor to the Special Committee, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the consideration to be received by holders of Company Common Stock (other than Parent, Acquisition Sub, the Voting Parties, the Guarantors or any of their respective affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will provide Parent with a true and correct copy of such opinion solely for informational purposes promptly after receipt thereof by the Special Committee.

Section 3.27.     State Anti-Takeover Statutes; No Rights Plan. Assuming that the representations of Parent and Acquisition Sub set forth in Section 4.07 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to the Transaction Agreements and the Transactions (including all of the Requested Transactions). No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other Transactions. Except as expressly permitted by Section 5.01 of the Company Disclosure Letter, there is no shareholder rights plan, “poison pill” anti-takeover plan or other similar agreement or plan in effect to which the Company is a party or is otherwise bound.

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Section 3.28.     Proxy Statement; Other Information. The proxy statement, the letter to stockholders, notice of meeting and the form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. Neither the Proxy Statement nor any of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Rule 13E-3 transaction statement on Schedule 13E-3 to be filed by Parent with the SEC concurrently with each filing of the Proxy Statement (including any amendments or supplements thereto and any other document incorporated or referenced therein, the “Schedule 13E-3”) will contain any statement which, at the time the Proxy Statement or the Schedule 13E-3, as applicable, is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the Schedule 13E-3, the Proxy Statement, the solicitation of a proxy for such Company Stockholder Meeting or the subject matter hereof which has become false or misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

Article IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

Section 4.01.     Organization; Good Standing. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the Transactions. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent the consummation by Parent or Acquisition Sub of the Transactions. Each of the Guarantors is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the requisite limited partnership power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent the consummation by the Guarantors of the Transactions.

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Section 4.02.     Corporate Power; Enforceability. Each of Parent, Acquisition Sub and the Guarantors has the requisite power and authority to execute and deliver the Transaction Agreements to which it is a party, and to perform their respective covenants and obligations thereunder and to consummate the Transactions. The execution and delivery by Parent, Acquisition Sub and the Guarantors of Transaction Agreements to which it is a party, the performance by Parent, Acquisition Sub and the Guarantors of their respective covenants and obligations thereunder and the consummation by Parent, Acquisition Sub and the Guarantors of the Transactions have been duly authorized by all necessary limited liability company, limited partnership or corporate action, as applicable, on the part of Parent, Acquisition Sub and the Guarantors, and no additional limited liability company, limited partnership or corporate proceedings, as applicable, on the part of Parent, Acquisition Sub and the Guarantors are necessary to authorize the execution and delivery by Parent, Acquisition Sub and the Guarantors of the Transaction Agreements to which it is a party, the performance by Parent, Acquisition Sub and the Guarantors of their respective covenants and obligations thereunder or the consummation by Parent, Acquisition Sub and the Guarantors of the Transactions. Each of Transaction Agreements to which Parent, Acquisition Sub and the Guarantors is a party has been duly executed and delivered by each of Parent, Acquisition Sub and the Guarantors, respectively, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent, Acquisition Sub and the Guarantors, enforceable against each in accordance with its terms, subject to the Enforceability Limitations. The Managing Shareholder of Parent, has (i) approved this Agreement, the Merger and the other Transactions and (ii) determined that the terms of the Merger and the other Transactions are fair to and in the best interests of Parent and its shareholders. The Board of Directors of Acquisition Sub, at a meeting duly called and duly held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of Acquisition Sub and Parent, (iii) recommending that Parent adopt this Agreement and (iv) declaring that this Agreement is advisable. Parent, as sole stockholder of Acquisition Sub, has adopted this Agreement. The affirmative vote of the holders of the capital stock of Parent, or any of them, is not necessary to approve this Agreement or consummate any Transaction.

Section 4.03.     Non-Contravention. Parent has delivered to the Company correct and complete copies of the certificate of formation, limited liability company agreement, certificate of incorporation and bylaws, as applicable, of each of Parent and Acquisition Sub as amended as of the date of this Agreement. The execution and delivery by Parent, Acquisition Sub and the Guarantors of the Transaction Agreements to which they are a party, the performance by Parent, Acquisition Sub and the Guarantors of their respective covenants and obligations thereunder and the consummation by Parent, Acquisition Sub and the Guarantors of the Transactions do not and will not: (a) violate or conflict with any provision of the certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or limited partnership agreement, as applicable, of Parent, Acquisition Sub or the Guarantors; (b) violate, conflict with, require a payment under, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination or amendment of, or accelerate the performance required by, or result in a right of termination or acceleration under or loss of benefit under, any of the terms, conditions or provisions of any Contract or material obligation to which Parent, Acquisition Sub and the Guarantors is a party or by which their assets are bound; (c) assuming the Consents referred to in Section 4.04 are obtained or made, violate or conflict with any Law or Order applicable to Parent, Acquisition Sub or the Guarantors or by which any of their assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any real property or other assets of Parent, Acquisition Sub or the Guarantors except in the case of each of clauses (b) through (d) above, for such violations, conflicts, defaults, terminations, amendments, accelerations, loss of benefit or Liens which would not, individually or in the aggregate, prevent the consummation by Parent, Acquisition Sub or the Guarantors of the Transactions.

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Section 4.04.     Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent or Acquisition Sub in connection with the execution and delivery by Parent and Acquisition Sub of the Transaction Agreements to which it is a party, the performance by Parent and Acquisition Sub of their respective covenants and obligations thereunder and the consummation by Parent and Acquisition Sub of the Transactions, except: (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (b) such filings and approvals as may be required by any federal or state securities Laws or the rules and regulations of the NYSE, including compliance with any applicable requirements of the Exchange Act; (c) such filings and Consents as may be required solely by reason of the Company’s (as opposed to any other third party’s) participation in the Transactions and (d)  such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent the consummation by Parent or Acquisition Sub of the Transactions.

Section 4.05.     Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Sub or any of their respective assets that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the Transactions or the performance by Parent or Acquisition Sub of their respective covenants and obligations under the Transaction Agreements. Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the Transactions or the performance by Parent or Acquisition Sub of its covenants and obligations under the Transaction Agreements.

Section 4.06.     Proxy Statement; Other Information. The Schedule 13E-3 that will be filed by Brookfield Asset Management Inc. (“BAM”) with the SEC will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. No Person other than BAM and the Company (or Affiliates of any such Person) is required to file the Schedule 13E-3, and no disclosure regarding any Person other than BAM and the Company (or Affiliates of any such Person) is required to be included in the Schedule 13E-3. The information supplied or to be supplied by Parent, Acquisition Sub or any of their directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will not contain any statement which, at the time the Proxy Statement or Schedule 13E-3, as applicable, is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the Schedule 13E-3, the Proxy Statement, the solicitation of a proxy for such Company Stockholder Meeting or the subject matter hereof which has become false or misleading; provided, however, that no representation or warranty is made by the Parent or Acquisition Sub with respect to information supplied by the Company or any of its directors, officers, employees, Affiliates, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

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Section 4.07.     Ownership of Company Capital Stock. Other than the Company Shares owned by the Voting Parties, or the Company Preferred Stock to be owned by them following the consummation of the Exchange, neither Parent nor Acquisition Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly, any Company Shares, any other Company Capital Stock or other securities convertible into, exchangeable for or exercisable for Company Capital Stock and neither Parent, its Subsidiaries or its Affiliates has any rights to acquire, directly or indirectly, any Company Capital Stock.

Section 4.08.     Brokers. No financial advisor, agent, broker, finder or investment banker is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company in connection with the Transactions based upon arrangements made by or on behalf of Parent or Acquisition Sub.

Section 4.09.     Operations of Parent and Acquisition Sub. Each of Parent and Acquisition Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, each of Parent and Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the Transaction Agreements. As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 1,000 common shares, par value $0.01 per share, of which 1 common share is validly issued and outstanding. The sole issued and outstanding share of common stock of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.

Section 4.10.     Available Funds. Parent has or will have on the Exchange Closing Date available to it sufficient funds to enable Parent to consummate the Transactions and to pay all cash amounts required to be paid by Parent, Merger Sub and the Surviving Corporation under this Agreement in connection with the Requested Transactions Closing and the Merger, together with any fees and expenses of or payable by Parent, Merger Sub and the Surviving Corporation with respect to the Transactions on the Requested Transactions Closing and the Merger Closing, as applicable. Notwithstanding anything in this Agreement to the contrary, each of Parent and Acquisition Sub affirms, represents and warrants that (A) it is not a condition to the Requested Transactions Closing or the Merger Closing or to any of its obligations under this Agreement that it obtain financing for or related to any of the Transactions, including the Merger, and (B) the obligations of Parent and Acquisition Sub under this Agreement are not subject to any conditions regarding the Parent’s, Acquisition Sub’s, their respective Affiliates’, or any other person’s ability to obtain financing for the consummation of the Transactions.

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Section 4.11.     Solvency. At and immediately following the Effective Time and after giving effect to all the Transactions (including any debt or equity financings being entered into in connection therewith), none of Parent, the Surviving Corporation or any subsidiary of the Surviving Corporation will be insolvent. Without limiting the generality of the foregoing, at and immediately following the Effective Time and after giving effect to all the Transactions (including any debt or equity financings being entered into in connection therewith), with respect to each of Parent, the Surviving Corporation and each subsidiary of the Surviving Corporation: (i) the sum of such entity’s debts will not be greater than all of such entity’s assets or property at a fair valuation; (ii) the present fair saleable value of such entity’s assets will not be less than the amount that will be required to pay such entity’s probable liability on its existing debts as they become absolute or matured; (iii) such entity will not intend to incur, or believe or reasonably should believe that it would incur, debts beyond its ability to pay as they become due or as they mature; and (iv) such entity will not be engaged and will not be about to engage in a business or transaction for which the remaining assets or property of such entity are unreasonably small in relation to such business or transaction, and such entity will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged. Parent and Acquisition Sub are not entering into this Agreement or the Transactions with the intent to hinder, delay or defraud either current or future creditors of the Company or of any of its Subsidiaries. Any term or phrase used but not defined in this Section 4.11, including “insolvent,” “fair valuation,” “fair saleable value,” “liabilities,” and “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” shall have the meaning generally determined with respect to such term or phrase in accordance with applicable Laws governing determinations of the insolvency of debtors, including the Uniform Fraudulent Transfer Act, as approved by the National Conference of Commissioners on Uniform State Laws in 1984 and any version thereof adopted by any state whose Laws apply to Parent, the Surviving Corporation or any subsidiary of the Surviving Corporation on or after the Closing, the Uniform Fraudulent Conveyance Act, as approved by the National Conference of Commissioners on Uniform State Laws in 1918 and any version thereof adopted by any state whose Laws apply to Parent, the Surviving Corporation or any subsidiary of the Surviving Corporation on or after the Closing and the U.S. Bankruptcy Code, Title 11 of the U.S.C.

Section 4.12.     No Additional Representations. Parent acknowledges that (i) neither the Company nor any other Person has made any representation or warranty, express or implied, as to the Company or any of its Subsidiaries or the accuracy or completeness of any information regarding the Company and its Subsidiaries furnished or made available to Parent and its representatives, except as expressly set forth in this Agreement, (ii) Parent has not relied on any representation or warranty from the Company or any of its Subsidiaries or any other Person in determining to enter into this Agreement, except those representations and warranties expressly set forth in this Agreement and (iii) no Person shall have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use, of any such information, including any information, documents or material made available to parent in any physical or electronic “data rooms,” management presentations or in any other form in expectation of the Transactions. Without limiting the generality of the foregoing, Parent acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the financial projections, forecasts, cost estimates and other predictions relating to the Company and its Subsidiaries made available to Parent.

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Article V

COVENANTS OF THE COMPANY

Section 5.01.     Interim Conduct of Business. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VIII, except (i) as required by applicable Law, (ii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), including any Requested Transactions, (iii) as may be expressly required or expressly contemplated by the Transaction Agreements or (iv) as set forth in Section 5.01 of the Company Disclosure Letter, the business of the Company and its Subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice. The Company and its subsidiaries shall use their reasonable best efforts to (a) preserve intact the Company’s business organization and the assets of the Company and its Subsidiaries, (b) keep available the services of their current officers, key employees and key consultants, (c) maintain existing relationships and goodwill with Governmental Authorities, material suppliers, material tenants, material creditors and material lessors and other Persons with which the Company or any of its Subsidiaries has significant business relations and (d) maintain all Permits necessary to conduct the Company’s business as currently conducted. Furthermore, the Company agrees with Parent that, except (1) as required by applicable Law, (2) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), including any Requested Transactions, (3) as may be expressly required or expressly contemplated by the Transaction Agreements or (4) as set forth in Section 5.01 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)     amend or otherwise change, the certificate of incorporation or bylaws of the Company or such similar applicable organizational documents of any of its Subsidiaries;

(ii)     merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions solely among wholly owned Subsidiaries of the Company not in violation of any instrument binding on the Company or any of its Subsidiaries or their assets and that would not reasonably be expected to result in an increase in the net Tax liability of the Company and its Subsidiaries taken as a whole;

(iii)     acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than in the ordinary course of business or as required by the terms of Contracts as in effect as of the date of this Agreement that are listed in Section 3.12(xii) of the Company Disclosure Letter;

(iv)     (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any Company Securities or Subsidiary Securities (other than (1) the issuance, sale, pledge, disposition, grant, transfer, lease, license, guaranty or encumbrance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, (2) the issuance or transfer of Company Shares pursuant to awards or rights outstanding as of the date of this Agreement under, and as required by the terms of the Company Stock Plan or, subject to Section 2.07(f), the Company ESPP as in effect as of the date of this Agreement or (3) the issuance of shares of Company Preferred Stock in connection with the Exchange) or (B) amend the terms of any Company Security or Subsidiary Security;

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(v)     other than in the ordinary course of business, make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(vi)     amend, supplement, replace, refinance, terminate or otherwise modify the Credit Agreement or any Indebtedness related to any Company Properties;

(vii)     declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company Security or Subsidiary Security, other than (A) dividends or other distributions paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company, (B) dividends or other distributions paid by any direct or indirect non-wholly owned Subsidiary of the Company to the Company or to any other Subsidiary of the Company, provided that such dividend or distribution is required under the organizational documents of such non-wholly owned Subsidiary, (C) the Closing Dividend in accordance with Section 2.03(c) or (D) any REIT Qualification Dividend in accordance with Section 6.12(b);

(viii)     adjust, reclassify, split, combine or subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of Company Security or Subsidiary Security;

(ix)     (A) incur any Indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, except for (1) debt incurred pursuant to the Credit Agreement in the ordinary course of business consistent with past practice and (2) any Indebtedness among the Company and its wholly owned Subsidiaries, or (B) redeem, repurchase, prepay, defease, guarantee, cancel or otherwise acquire for value any such Indebtedness, debt securities or warrants or other rights;

(x)     make or authorize any capital expenditures other than (i) capital expenditures in respect of the Company Properties set forth in Section 5.01(x) of the Company Disclosure Letter, (ii) capital expenditures required by any Lessor Lease and (iii) other capital expenditures in the ordinary course of business;

(xi)     make any material change to its methods of accounting for financial accounting purposes in effect at December 31, 2015, except (A) as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act or a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by a change in applicable Law;

(xii)     release, assign, compromise, discharge, waive, settle or satisfy (A) any Action or other rights, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) for an amount not covered by insurance in excess of $500,000 individually or $2,000,000 in the aggregate or providing for any relief other than monetary relief or (B) any Action relating to the Transaction Agreements or the Transactions;

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(xiii)     (A) terminate, modify or amend any Material Contract other than the termination, modification or amendment of any Lessor Lease or the expiration or renewal of any Material Contract in accordance with its terms and, in each case, in the ordinary course of business consistent with past practice, or enter into any Contract, agreement, or arrangement that would have been a Material Contract if entered into prior to the date hereof, other than Lessor Leases in the ordinary course of business consistent with past practice, (B) waive in any material respect any term of, or waive any material default under, any Material Contract, other than any Lessor Lease in the ordinary course of business consistent with past practice, or (C) enter into any Contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the consummation of the Transactions (including in combination with any other event or circumstance);

(xiv)     (A) make or rescind any express or deemed election (unless such election or rescission is required by Law or necessary (1) to preserve the status of the Company as a REIT under the Code, or (2) to qualify or preserve the status of any Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, provided that in such events the Company shall notify Parent of such election and shall not fail to make such election in a timely manner); (B) settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of such Taxes; (C) take any action (or fail to take any action) that might (1) cause the Company to no longer qualify as a REIT or (2) prevent the Surviving Corporation from continuing to qualify as a REIT after the Merger Closing; (D) amend any Tax Return with respect to a material amount of Taxes; (E) change any method of Tax accounting; or (F) initiate or engage in any transaction intended to qualify in whole or in part as a 1031 Exchange;

(xv)      (A) with regard to Intellectual Property, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Intellectual Property; and (B) with regard to other assets (other than Company Property), transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, create or incur any Lien (other than Permitted Liens) on or allow to lapse or expire or otherwise dispose of any assets or interests therein of the Company or its Subsidiaries, except, with respect to the foregoing clause (B), sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $1,000,000 in any transaction or series of related transactions or $5,000,000 in the aggregate;

(xvi)     transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, create or incur any Lien (other than Permitted Liens) on or allow to lapse or expire or otherwise dispose of, any Company Property, other than in the ordinary course of business and other than (A) the lease of Company Property under existing Lessor Leases to current tenants and (B) the leasing of Company Property pursuant to Lessor Leases entered into after the date hereof in the ordinary course of business consistent with past practice;

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(xvii)     terminate any executive officers or hire any new employees unless such hiring is in the ordinary course of business consistent with past practice that are subject to arrangements that are terminable at-will and do not provide for severance, retention or change in control payments or benefits; provided, that in no event shall the Company or any of its Subsidiaries enter into an employment agreement or other arrangement which provides, or extend or renew the terms of any arrangement with an existing employee to provide, for an annual base salary in excess of $250,000;

(xviii)      adopt, enter into, amend, terminate or extend any Collective Bargaining Agreement;

(xix)     except as required pursuant to a Company Benefit Plan, or as otherwise required by applicable Law, (A) grant or provide any severance, retention, change in control or termination payments or benefits to any director, officer or non-officer employees of the Company or any of its Subsidiaries, (B) increase the compensation or benefits of, pay any bonus to, or make any new equity awards to, any director, officer or employee of the Company or any of its Subsidiaries, other than, in the case of non-officer employees, base salary increases in the ordinary course of business consistent with past practice, (C) establish, adopt, amend or terminate any Company Benefit Plan or any arrangement that would be a Company Benefit Plan if in effect as of the date hereof or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (F) forgive any loans to directors, officers or key employees of the Company or any of its Subsidiaries;

(xx)     unless required by applicable Law, reclassify any independent contractor as an employee of the Company or any of its Subsidiaries;

(xxi)     fail to maintain in full force and effect insurance policies of the Company, any of its Subsidiaries and their properties, businesses, assets and operations in a form and amount consistent with past practice in all material respects;

(xxii)     enter into any new line of business;

(xxiii)     adopt, enter into or effect any plan of complete or partial liquidation, dissolution, reorganization or restructuring;

(xxiv)     take any action that would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transactions; or

(xxv)      announce an intention to enter into, authorize or enter into, or permit any of its Subsidiaries to authorize or enter into, any written agreement or otherwise make any commitment to do any of the foregoing.

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(b)     Nothing contained herein shall give to Parent or Acquisition Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time in violation of applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations and shall not be required to obtain consent of Parent if it reasonably believes that doing so would violate applicable Law.

Section 5.02.     No Solicitation.

(a)     Except as otherwise provided for in this Agreement, the Company agrees that it and its Subsidiaries shall, and that it shall cause its and their respective directors, officers or other employees, controlled Affiliates, or any investment banker, attorney, accountant or other agent or representative retained by any of them (collectively, “Representatives”) to immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and, until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VIII, not, directly or indirectly: (i) solicit, initiate, knowingly facilitate or knowingly encourage any Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, any Acquisition Proposal; (iii) engage in discussions with any person with respect to any Acquisition Proposal; (iv) approve or recommend any Acquisition Proposal; (v) enter into any letter of intent or similar document or any agreement or commitment providing for any Acquisition Proposal; (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the certificate of incorporation or bylaws of the Company, inapplicable to any person other than Parent and its Affiliates or to any transactions constituting or contemplated by an Acquisition Proposal; or (vii) resolve or agree to do any of the foregoing. The Company shall promptly after the date hereof instruct each person that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to an Acquisition Proposal or potential Acquisition Proposal with or for the benefit of the Company promptly (and in any case within five Business Days) to return or destroy all information, documents and materials relating to the Acquisition Proposal or to the Company or its businesses, operations or affairs heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of any confidentiality agreement with such person, and shall use reasonable best efforts to enforce, and not waive without Parent’s prior written consent, any standstill or similar provision in any confidentiality or other agreement with such person; provided, that if the Special Committee determines in good faith, after consultation with outside counsel, that it would be inconsistent with its fiduciary obligations under Delaware Law not to do so, the Company may waive any standstill or similar provisions in its agreements to the extent necessary to permit a person to make, on a confidential basis to the Special Committee, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent and Acquisition Sub, in each case as contemplated by and subject to compliance with this Section 5.02.

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(b)     Notwithstanding the limitations set forth in Section 5.02(a), if after the date of this Agreement but prior to the receipt of the approvals contemplated by Section 7.01(a), the Company receives an unsolicited bona fide Acquisition Proposal that did not result from a breach of this Section 5.02, which the Special Committee determines in good faith, after consultation with the Company’s outside counsel and financial advisor, constitutes or is reasonably likely to lead to a Superior Proposal (a “Competing Proposal”), and, after consultation with outside counsel, that the failure to take the actions described in clauses “(i)” and “(ii)” below would be inconsistent with the Special Committee’s fiduciary duties under Delaware Law, then the Company may take the following actions: (i) furnish information to the third party making such Acquisition Proposal (provided, that substantially concurrently the Company makes available such information to Parent to the extent such information was not previously made available to Parent) and (ii) engage in discussions and negotiations with the third party and its representatives with respect to such Acquisition Proposal, in each case of clauses “(i)” and “(ii)”, if, and only if, prior to so furnishing any such information, the Company receives from the third party an executed confidentiality agreement that (x) in the good faith judgment of the Company contains terms that are no less favorable in the aggregate to the Company than the Confidentiality Agreement or (y) that was entered into by the Company with another party in connection with an Acquisition Proposal or potential Acquisition Proposal prior to the execution and delivery of this Agreement (any such confidentiality agreement described in the immediately preceding clause (x) or (y), an “Acceptable Confidentiality Agreement”); provided, however, that the Company shall provide written notice to Parent after any such determination by the Special Committee and before taking any of the actions described in clauses “(i)” and “(ii)” above. From and after the execution of this Agreement, the Company shall notify Parent promptly (but in any event within two Business Days) of the receipt of any Acquisition Proposal and (A) if it is in writing, deliver to Parent a copy of such Acquisition Proposal and any related draft agreements and other written material setting forth the terms and conditions of such Acquisition Proposal or (B) if oral, provide to Parent a detailed summary of the material terms and conditions thereof, including the identity of the person making such competing proposal. The Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material details of any such Competing Proposal and with respect to any material change to the terms of any such Competing Proposal within one Business Day of such material change.

(c)     Neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any rights under, or release any Person (other than Parent and Acquisition Sub) from, any “standstill” or other similar agreement between the Company or any of its Subsidiaries, on the one hand, and such Person, on the other, unless the Special Committee determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.

(d)     Subject to Section 5.02(e), neither the Company Board nor any committee thereof, including the Special Committee, shall: (i) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent or Acquisition Sub, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent or Acquisition Sub, the Company Board Recommendation; or (ii) approve, endorse or recommend an Acquisition Proposal; (each of clauses “(i)” and “(ii)”, a “Company Board Recommendation Change”); provided, further, that a “stop, look and listen” communication by the Special Committee to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Special Committee has received and is currently evaluating a written proposal or offer regarding a Competing Proposal shall not be prohibited or be deemed to be a Company Board Recommendation Change as long as the Special Committee expressly publicly reconfirms the Company Board Recommendation in such disclosure. At any time following the making by any Person of a public Acquisition Proposal, Parent may submit a written request to the Special Committee that the Special Committee publicly reconfirm the Company Board Recommendation within two (2) Business Days after receipt of such a request.

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(e)     Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the receipt of the approvals contemplated by Section 7.01(a), the Special Committee (or the Company Board acting on the recommendation of the Special Committee) may: (i) make a Company Board Recommendation Change only in response to (A) the Company receiving an unsolicited, bona fide written Acquisition Proposal not involving a breach of this Agreement that the Special Committee (or the Company Board acting on the recommendation of the Special Committee) determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal or (B) an Intervening Event; or (ii) if the Company has complied with this Section 5.02, cause the Company to terminate this Agreement and, substantially concurrently with, and as a condition to, such termination, cause the Company to enter into a definitive written agreement providing for such Superior Proposal, which proposal did not result from any breach of this Section 5.02, if and only if, in all cases, (x) the Special Committee determines in good faith, after consulting with and receiving advice from outside counsel, that the failure to (1) effect a Company Board Recommendation Change or (2) terminate this Agreement and enter into a definitive written agreement providing for a Superior Proposal, in each case, would be inconsistent with its fiduciary duties under Delaware Law and (y) the Company complies with the provisions of Section 5.02(g) and Section 5.02(h).

(f)     Nothing in this Agreement shall prohibit the Special Committee (or the Company Board acting on the recommendation of the Special Committee) from: (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; and (ii) making any disclosure to the Company Stockholders that the Special Committee (or the Company Board acting on the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under Delaware Law; provided, that, (A) this Section 5.02(f) shall not in and of itself be deemed to permit the Special Committee to make a Company Board Recommendation Change that would not otherwise be permitted pursuant to Section 5.02(e), and (B) in either such case, any such statement(s) or disclosures made by the Company Board or the Special Committee will be subject to the terms and conditions of this Agreement, including the provisions of Article VIII. Without limiting the generality of the foregoing, a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal, that the Company is evaluating such Acquisition Proposal and the provisions of this Agreement related thereto, or any other disclosure permitted by this Section 5.02(f) shall not be deemed a Company Board Recommendation Change as long as the Special Committee expressly publicly reconfirms the Company Board Recommendation in such disclosure.

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(g)     Subject to Section 5.02(h), (i) no Company Board Recommendation Change may be made in response to a Superior Proposal or Intervening Event and (ii) no termination of this Agreement in accordance with Section 5.02(e) may be made: (A) until the fourth (4th) Business Day following Parent’s receipt of written notice from the Company advising Parent that the Special Committee (or the Company Board acting on the recommendation of the Special Committee) intends to, in the case of clause “(i)”, make such Company Board Recommendation Change, or, in the case of clause “(ii)”, terminate this Agreement in accordance with Section 5.02(e) (each, a “Company Board Recommendation Notice”) which notice shall specify (1) in the case of such an action taken in connection with a Superior Proposal, the terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal and a copy of the then-current forms of all of the relevant proposed transaction documents related thereto, including definitive agreements with respect to such Superior Proposal) or (2) if the basis of the proposed action by the Special Committee (or the Company Board acting on the recommendation of the Special Committee) is an Intervening Event, a detailed description of the Intervening Event; and (B) unless the Company shall, (x) during the four (4) Business Day period specified above (and any additional period related to a revision to the Superior Proposal, as provided below), negotiate, and cause its financial and legal advisors to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) with respect to any adjustments proposed by Parent to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal (or, in the case of a Company Board Recommendation Notice that is related to an Intervening Event, so that the failure to make such Company Board Recommendation Change would no longer be inconsistent with the Company Board’s or the Special Committee’s fiduciary duties under Delaware Law) and no agreement is reached and (y) concurrently with, and as a condition to, the termination of this Agreement pursuant to Section 5.02(e), pay the Termination Fee as set forth in Section 8.03(b)(i).

(h)     The parties agree that, in the case of such actions taken in connection with a Superior Proposal, any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Board Recommendation Notice and an additional two Business Day period (the period inclusive of all such days, the “Notice Period”). The Company agrees that: (i) during the Notice Period the Company shall, and shall cause its financial advisors and outside legal counsel to, negotiate with Parent in good faith (if Parent indicates to the Company that it desires to negotiate) the terms of this Agreement and (ii) the Company shall take into account all changes and adjustments to the terms of this Agreement proposed by Parent in determining whether such Acquisition Proposal continues to constitute a Superior Proposal. The Company shall promptly keep Parent informed of all developments affecting the material terms of any such Superior Proposal (and the Company shall provide Parent with copies of any additional material written materials received that relate to such Superior Proposal).

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Article VI

ADDITIONAL COVENANTS

Section 6.01.     Reasonable Best Efforts to Complete.

(a)     Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Acquisition Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, to consummate and make effective the Transactions, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, licenses, orders, registrations, permits, consents, approvals, orders and authorizations from third parties and/or Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Transactions. In furtherance thereof, the Company shall use reasonable best efforts to obtain all necessary or appropriate consents, waivers and approvals under any Contracts, registrations, orders, permits or licenses to which the Company or any of its Subsidiaries holds or is a party in connection with the Transaction Agreements and the consummation of the Transactions so as to maintain and preserve the benefits under such Contracts, registrations, orders, permits or licenses following the consummation of the Transactions. In addition to the foregoing, neither Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Transactions or the ability of such party to fully perform its obligations under the Transaction Agreements. Notwithstanding anything to the contrary herein, (i) the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, or other similar payment or other consideration (including increased rent or other similar payments) other than nominal amounts, or the provision of additional security (including a guaranty), to obtain the consent, waiver or approval of any Person under any Contract and (ii) the Company and its Representatives shall not be prohibited under this Section 6.01(a) from taking any action permitted by Section 5.02.

(b)     Each of Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to the Transaction Agreements or the Transactions, including any proceedings initiated by a private party. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Transactions, (ii) give each other an opportunity to participate in each of such meetings, (iii)  provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Transactions, (iv) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Transactions and (v) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in clause Section 7.01(b). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information.

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(c)     Each of Parent, Acquisition Sub and the Company shall cooperate with one another in good faith to: (i) promptly determine whether any filings with Governmental Authorities are required to be or should be made, and whether any other consents, approvals, permits or authorizations are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the Transactions and (ii) promptly make any filings, furnish information required in connection therewith and use reasonable best efforts to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the Transactions.

(d)     In furtherance and not in limitation of the covenants of the parties contained in this Section 6.01, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, neither the Company nor any of its Affiliates shall, without Parent’s prior written consent, and neither Parent nor any of its Affiliates shall be required to, agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to (i) any businesses or assets of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole, or (ii) any businesses or assets of Parent or its Affiliates.

(e)     Not later than 3:30 p.m. (New York time) on the Business Day immediately following the date hereof, the Company shall cause to be filed with the Secretary of State of the State of Delaware the Series I Certificate of Designations.

Section 6.02.     Proxy Statement; Schedule 13E-3.

(a)     As promptly as practicable following the date of this Agreement (and in any event no later than 20 Business Days after the date of this Agreement), the Company shall prepare and file with the SEC the Proxy Statement, which shall, subject to Section 5.02(e), include the Company Board Recommendation and the Company and Parent shall jointly prepare and Parent shall file the Schedule 13E-3. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments by the SEC staff in respect of the Proxy Statement and Schedule 13E-3. Each of the Company and Parent shall furnish all information concerning such party to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement and Schedule 13E-3.  Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and Schedule 13E-3 and shall provide each other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating thereto. Prior to filing or mailing the Proxy Statement and the Schedule 13E-3, the Company shall provide Parent, and Parent shall provide to the Company, as applicable, a reasonable opportunity to review and propose comments on the Proxy Statement and the Schedule 13E-3, as applicable (and any amendments or supplements thereto) or any responses to the SEC and shall in good faith consider such comments reasonably proposed by the Company or Parent, as applicable, for inclusion therein. Each of the Company and Parent shall use all its reasonable best efforts to cause the definitive Proxy Statement and Schedule 13E-3 to be disseminated to the Company Stockholders as promptly as practicable after the date of this Agreement.

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(b)     The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting for the purpose of obtaining the approvals contemplated by Section 7.01(a); provided, that the Company Stockholder Meeting shall be held no later than 40 days after the Proxy Statement is first disseminated to the Company Stockholders. Subject to Section 5.02(e), the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done, all things necessary, proper or advisable on its part to obtain from the Company Stockholders the approvals contemplated by Section 7.01(a) at the Company Stockholder Meeting or any adjournment or postponement thereof. Unless this Agreement has been terminated pursuant to Article VIII, the Company’s obligation to call, give notice of, convene and hold the Company Stockholder Meeting in accordance with the foregoing sentence of this Section 6.02(b) shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal to the Company, the Company Board, the Special Committee, its Representatives or the Company Stockholders, or of any Company Board Recommendation Change, and the Company shall not submit to the vote of the Company Stockholders any Acquisition Proposal other than the Transactions. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting; provided, that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting, after consultation with Parent, (i) if the failure to adjourn or postpone the Company Stockholder Meeting would reasonably be expected to be a violation of applicable Law or to allow for the distribution of any required supplement or amendment to the Proxy Statement, or (ii) if as of the time at which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting. Notwithstanding the foregoing, the Company shall postpone or adjourn the Company Stockholders Meeting up to two (2) times for up to thirty (30) days each upon the request of Parent in order to allow reasonable additional time to enable the Company to solicit additional votes from Company Stockholders, if necessary to obtain the approvals contemplated by Section 7.01(a).

Section 6.03.     Public Statements and Disclosure. The initial press release regarding the Transactions shall be a Company press release and thereafter none of the parties to this Agreement or any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transaction Agreements and the Transactions without the prior consultation of the other party and giving the other party the opportunity to review and comment on such press release or other announcement, except for any such release or other announcement required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject; provided, however, that the restrictions set forth in this Section 6.03 shall not apply to any release or announcement made or proposed to be made following a Company Board Recommendation Change.

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Section 6.04.     Anti-Takeover Laws. If any state anti-takeover or other similar Law is or becomes applicable to the Transaction Agreements or any of the Transactions, the Company, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on the Transaction Agreements and the Transactions.

Section 6.05.     Access; Confidentiality.

(a)     At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information or (ii) access to such documents or information would give rise to a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, and provided further, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.05 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Acquisition Sub hereunder. If the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law or obligation or to waive such a privilege including by providing such information in redacted form as necessary to preserve such a privilege or comply with such Law or otherwise make appropriate substitute disclosure arrangements, to the extent possible. Any investigation conducted pursuant to the access contemplated by this Section 6.05 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.05 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information or to allow sampling of any environmental media or building component.

(b)     The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.05. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, each of the Company and Parent shall hold, and shall cause their respective Representatives to hold, all information received from the other party or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

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Section 6.06.     Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the Transactions and any other dispositions of equity securities of the Company (including derivative securities) in connection with the Transactions by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.07.     Directors’ and Officers’ Indemnification and Insurance.

(a)     All rights to indemnification by the Company or any of its Subsidiaries existing in favor of those Persons who are present or former directors and officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company or any of its Subsidiaries (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Parties (as in effect as of the date of this Agreement) in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement, shall survive the Merger and Parent and the Surviving Corporation shall cause them to be observed by the Surviving Corporation and its Subsidiaries to the fullest extent permitted under Delaware law.

(b)     As of the Effective Time, Parent or the Surviving Corporation (with the election being at Parent’s option) shall have purchased a tail policy to the current policy of directors’ and officers’ liability insurance maintained by Company which tail policy shall be effective for a period from the Effective Time through and including the date six (6) years after the Merger Closing Date (a “Tail Policy”) with respect to claims arising from facts or events that occurred on or before the Effective Time, and which Tail Policy shall contain coverage and amounts at least as favorable to the Indemnified Parties as the coverage currently provided by Company’s current directors’ and officers’ liability insurance policies (in the aggregate); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend, for the entire Tail Policy, in excess of three times the annual premium currently paid by the Company for such insurance; and, provided, further that, if the premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy or policies with the greatest coverage available for a cost not exceeding such amount.

(c)     If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.07.

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(d)     The rights of the Indemnified Parties under this Section 6.07 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

Section 6.08.     Employee Matters.

(a)     During the one (1) year period following the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to provide each employee of the Company and any Subsidiary who continues to be employed by the Surviving Corporation or any Subsidiary thereof following the Effective Time (the “Continuing Employees”) with base wages or salary, bonus opportunities and benefits (but not including change in control or equity compensation or benefits), that are at least substantially comparable in the aggregate to those provided to Continuing Employees immediately prior to the execution of this Agreement.

(b)     For purposes of vesting, eligibility to participate and determination of the level of benefits under the employee benefit plans of the Surviving Corporation and its Subsidiaries providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time (the “Old Plans”), provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, Parent shall cause all pre-existing condition exclusions, actively-at-work requirements and waiting period limitations under any New Plan to be waived for such employee and his or her covered dependents to the extent such conditions would have been waived under the Old Plans, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year prior to the Effective Time to be taken into account under the corresponding New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)     Nothing in this Section 6.08 shall (i) create any right in any Continuing Employee to continued employment by Parent, the Surviving Corporation, or any Subsidiary thereof or (ii) require Parent, the Surviving Corporation, or any Subsidiary thereof to continue any Company Benefit Plan or prevent the amendment, modification or termination of any Company Benefit Plan after the Effective Time. Nothing in this Section 6.08 or elsewhere in this Agreement shall be construed as an amendment to any benefit plan of the Company, the Surviving Corporation or any respective Affiliate.

Section 6.09.     Notification of Certain Matters. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Parent and Acquisition Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Acquisition Sub to consummate the Transactions or the remedies available to the parties hereunder; and provided, further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.09.

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Section 6.10.     Certain Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to the Transaction Agreements or the Transactions, and shall keep Parent reasonably informed regarding any such litigation. The Company shall (i) control the defense of any such stockholder litigation and (ii) give Parent the opportunity to participate at Parent’s expense in the defense or settlement of any such stockholder litigation. No settlement of any such stockholder litigation shall be agreed to without Parent’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.11.     Stock Exchange De-listing. Prior to the Exchange Effective Time, each of the Company and Parent shall take such actions reasonably required to cause the Company Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.12.     Tax Matters.

(a)     The Company shall use its best efforts to obtain the opinions of counsel referred to in Section 7.02(d).

(b)     Notwithstanding anything to the contrary in this Agreement, on the Requested Transactions Closing Date, the Company shall (i) declare and pay dividends in an amount at least equal to (A) one hundred percent (100%) of the Company’s REIT taxable income and (B) all of the net capital gain of the Company for the portion of the taxable year up to and including the Requested Transactions Closing Date (any such distribution a “REIT Qualification Dividend”); provided, that such REIT Qualification Dividend shall only be required to the extent that the Closing Dividend paid pursuant to Section 2.03(c) is not sufficient to distribute one hundred percent (100%) the Company’s REIT taxable income and all of the net capital gain of the Company for the portion of the taxable year up to and including the Merger Closing Date, and (ii) otherwise take all actions, and refrain from taking all actions, as are necessary to ensure that the Company will qualify for taxation as a REIT for U.S. federal income tax purposes and avoid the imposition of any income or excise Taxes, in each case through the Merger Closing Date.

(c)     The Company and its Subsidiaries will prepare and timely file all material Tax Returns required to be filed by them on or before the Merger Closing Date in a manner consistent with past practice, except as otherwise required by applicable law;

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(d)     The Company and its Subsidiaries will timely pay all material Taxes required to be paid by them prior to the Merger Closing, and shall establish proper reserves for all Taxes accrued but not yet payable as of the Merger Closing.

Section 6.13.     Requested Transactions. Parent shall have the right, in its sole discretion and without requiring the further consent of the Company or the Company Board, upon reasonable notice to the Company (but at least five (5) Business Days prior to the Exchange Closing), to require the Company to (a) sell or cause to be sold any amount (including all or substantially all) of the capital stock, shares of beneficial interests, partnership interests or limited liability interests owned, directly or indirectly, by the Company in one or more Subsidiaries to any person at a price (provided that the Company shall not be required to sell any such assets for less than reasonably equivalent value) and on terms as designated by Parent, (b) sell or cause to be sold any (including all or substantially all) of the assets of the Company or one or more Subsidiaries to any person at a price (provided that the Company shall not be required to sell any such assets for less than reasonably equivalent value) and on terms as designated by Parent and (c) contribute any of the assets of the Company or one or more Subsidiaries designated by Parent to the capital of any Subsidiary, (d) declare and/or pay any dividends or other distributions to holders of Company Shares (including the Closing Dividend) or (e) take any other action requested by Parent, including entering into definitive documents with respect to the foregoing (clauses (a), (b), (c), (d) and (e) being “Requested Transactions”); provided, however, that (i) the consummation of the Requested Transactions shall be conditioned upon the consummation of the Exchange, (ii) none of the Requested Transactions shall delay or prevent the completion of the Merger, (iii) neither the Company nor any Subsidiary of the Company shall be required to take any action in contravention of any Laws or the certificate of incorporation or bylaws or similar organizational documents of the Company or such Subsidiary, (iv) the Requested Transactions (or the inability to complete the Requested Transactions) shall not affect or modify in any respect the obligations of Parent and Acquisition Sub under this Agreement, including payment of the Merger Consideration (except with respect to any reduction in the Merger Consideration due to the payment of any dividend) and (v) neither the Company nor any Subsidiary of the Company shall be required to take any action that would adversely affect the classification of the Company as a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code (a “REIT”). If the Merger Agreement is terminated in accordance with Article VIII without the Merger Closing having occurred, (i) Parent shall promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company in connection with any actions taken by the Company in accordance with this Section 6.13 (including reasonable fees and expenses of its Subsidiaries) and (ii) Parent hereby agrees to indemnify and hold harmless the Company Board, the Company, its Subsidiaries and their Affiliates and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with or as a result of taking such actions.

Article VII

CONDITIONS TO THE EXCHANGE

Section 7.01.     Conditions. The respective obligations of the Voting Parties and the Company to consummate the Exchange shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Exchange Effective Time, of each of the following conditions:

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(a)     Stockholder Approval. This Agreement shall have been duly adopted and the sale of all or substantially all of the partnership interests held by the Company in the Operating Partnership pursuant to the Requested Transactions shall have been duly approved, in each case, by (i) the Requisite Stockholder Approval and (ii) the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock not beneficially owned by Parent or any of its Affiliates (including Brookfield Property Partners and its Affiliates).

(b)     No Order; Illegality. (i) No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of any Transaction and (ii) no Governmental Authority shall have instituted any Legal Proceeding (which remains pending) before any United States court or other Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit consummation of any Transaction.

Section 7.02.     Additional Conditions to the Obligations of the Voting Parties. The obligations of the Voting Parties to effect the Exchange are also subject to the satisfaction or waiver by Parent at or prior to the Exchange Effective Time of the following conditions:

(a)     Accuracy of Representations.

(i)     Each of the representations and warranties of the Company contained in this Agreement, other than the representations and warranties contained in Section 3.01 (Organization; Good Standing), Section 3.02 (Corporate Power; Enforceability), Section 3.03 (Requisite Stockholder Approval), Section 3.06 (Company Capitalization), Section 3.07 (Subsidiaries), Section 3.25 (Brokers), Section 3.26 (Opinion of Financial Advisor) and Section 3.27 (State Anti-Takeover Statutes; No Rights Plan) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Exchange Closing Date as if made on and as of the Exchange Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies, in the aggregate, do not constitute, and would not reasonably be expected to have, a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties all materiality qualifications and other similar qualifications (including any Company Material Adverse Effect qualification) limiting the scope of such representations and warranties shall be disregarded.

(ii)     Each of the representations and warranties contained in Section 3.01 (Organization; Good Standing), Section 3.02 (Corporate Power; Enforceability), Section 3.03 (Requisite Stockholder Approval), Section 3.07 (Subsidiaries), Section 3.25 (Brokers), Section 3.26 (Opinion of Financial Advisor) and Section 3.27 (State Anti-Takeover Statutes; No Rights Plan) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Exchange Closing Date as if made on and as of the Exchange Closing Date (other than any such representation or warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties all materiality qualifications and other similar qualifications (including any Company Material Adverse Effect qualification) limiting the scope of such representations and warranties shall be disregarded.

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(iii)     Each of the representations and warranties contained in Section 3.06 (Company Capitalization) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Exchange Closing Date as if made on and as of the Exchange Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that in the aggregate do not cause the aggregate Merger Consideration required to be paid by Parent hereunder to effectuate the Merger to increase by $1,000,000 or more will be disregarded.

(b)     Performance of Covenants. The Company shall have complied with and performed in all material respects all covenants and agreements required to performed or complied with by it under this Agreement at or prior to the Exchange Closing.

(c)     No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

(d)     REIT Opinion. Parent shall have received a written opinion of Sidley Austin LLP, dated as of the Exchange Closing Date and in form and substance as set forth in Exhibit C, to the effect that, commencing with the Company’s taxable year that ended on December 31, 2011, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and Regulations and its method of operation has enabled the Company to meet, through the Exchange Effective Time the requirements for qualification and taxation as a REIT under the Code, which opinion shall be subject to customary exceptions, assumptions and qualifications and based on customary representations.

(e)     Certificate. Parent shall have received a certificate executed by the Company’s Chief Executive Officer confirming that the conditions set forth in clauses “(a),” “(b)” and “(c)” of this Section 7.02 have been duly satisfied.

Section 7.03.     Additional Conditions to the Obligations of the Company. The obligation of the Company to effect the Exchange is also subject to the satisfaction or waiver by the Company at or prior to the Exchange Effective Time of the following conditions:

(a)     Accuracy of Representations. Each of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have been true and accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Exchange Closing Date as if made on and as of the Exchange Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) would not prevent or materially delay consummation of the Merger or otherwise prevent Parent or Acquisition Sub from performing any of their material obligations under this Agreement.

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(b)     Performance of Covenants. Parent and Acquisition Sub shall have complied with and performed in all material respects all covenants and agreements required to performed or complied with by them under this Agreement at or prior to the Exchange Closing.

(c)     Certificate. The Company shall have received a certificate executed by an authorized officer of Parent confirming that the conditions set forth in clauses “(a)” and “(b)” of this Section 7.03 have been duly satisfied.

Section 7.04.     Frustration of Conditions. None of the Company, Parent or Acquisition Sub may rely, either as a basis for not consummating the Exchange or the Merger or the other Transactions or terminating this Agreement and abandoning the Exchange or the Merger, on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

Article VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01.     Termination Prior to the Exchange Effective Time. This Agreement may be terminated at any time prior to the Exchange Effective Time, whether before or after receipt of the Requisite Stockholder Approval (except as otherwise expressly noted):

(a)     by either Parent or the Company:

(i)     by mutual written agreement of Parent and the Company;

(ii)     if the Merger shall not have been consummated on or before October 31, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(a)(ii) shall not be available to any party hereto whose action or failure to fulfill any material obligation under this Agreement has been the principal cause of or resulted in the failure of the Merger to have been consummated on or before the Termination Date;

(iii)     if the Company Stockholder Meeting (including any adjournments or postponements thereof, subject to Section 6.02(b)) shall have been held and been concluded and the approvals contemplated by Section 7.01(a) shall not have been obtained;

(iv)     any Order permanently restraining, enjoining or otherwise prohibiting consummation of any Transaction, shall become final and non-appealable;

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(b)     by the Company:

(i)     if (A) the Company is not then in material breach of any Transaction Agreement and (B) Parent and/or Acquisition Sub shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under any Transaction Agreement, or any of the representations and warranties of Parent and Acquisition Sub set forth in any Transaction Agreement shall have become inaccurate, which breach, violation or inaccuracy (1) would result in a failure of a condition set forth in Section 7.01 or Section 7.03 and (2) cannot be cured by the Termination Date or, if curable before the Termination Date, is not cured within thirty (30) Business Days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(b)(i) and the basis for such termination; or

(ii)     in accordance with Section 5.02(e).

(c)     by Parent:

(i)     if (A) Parent or Acquisition Sub are not then in material breach of any Transaction Agreement and (B) the Company shall have breached or otherwise violated any of its material covenants, agreements or other obligations under any Transaction Agreement, or any of the representations and warranties of the Company set forth in any Transaction Agreement shall have become inaccurate, which breach, violation or inaccuracy (1) would result in a failure of a condition set forth in Section 7.01 or Section 7.02 and (2) cannot be cured by the Termination Date or, if curable before the Termination Date, is not cured within thirty (30) Business Days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(c)(i) and the basis for such termination; or

(ii)     at any time prior to the adoption of this Agreement by the approvals contemplated by Section 7.01(a), if a Triggering Event shall have occurred.

Section 8.02.     Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.01 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable (it being agreed that the party hereto terminating this Agreement pursuant to Section 8.01 shall give prompt written notice of such termination to the other party or parties hereto). If this Agreement is terminated pursuant to Section 8.01, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.03, this Section 8.02, Section 8.03 and Article IX, each of which shall survive the termination of this Agreement and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions) resulting from any breach of this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at Law or in equity. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

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Section 8.03.     Fees and Expenses.

(a)     General. Except as set forth in this Section 8.03, all fees and expenses incurred in connection with the Transaction Agreements and the Transactions hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Transactions are consummated. If this Agreement is terminated by Parent pursuant to Section 8.01(c)(i), then the Company shall pay to Parent all of the Expenses of Parent and Acquisition Sub. If this Agreement is terminated by the Company pursuant to Section 8.01(b)(i), Parent shall pay to the Company all of the Expenses of the Company. As used herein, “Expenses” means all reasonable out-of-pocket expenses and fees (including reasonable fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the Transactions) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transaction Agreements, the preparation, printing, filing and mailing of the Proxy Statement or Schedule 13E-3, the filing of any required notices under applicable regulations and all other matters related to the Transactions.

(b)     Company Payments.

(i)     The Company shall pay $40,000,000 to Parent (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, (A) concurrently with, and as a condition to, the termination of this Agreement by the Company pursuant to Section 8.01(b)(ii) and as a condition to the effectiveness of such termination or (B) within two (2) Business Days after demand by Parent, if this Agreement is terminated by Parent pursuant to Section 8.01(c)(ii).

(ii)     The Company shall pay the Termination Fee to Parent, net of any Expenses reimbursement previously paid by the Company to Parent pursuant to Section 8.03(a), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent, if (A) this Agreement is terminated (1) by Parent or the Company pursuant to Section 8.01(a)(ii), (2) by Parent or the Company pursuant to Section 8.01(a)(iii) or (3) by Parent pursuant to Section 8.01(c)(i); (B) following the execution and delivery of this Agreement and prior to such termination, a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and not publicly withdrawn; and (C) within twelve (12) months following such termination (the “Tail Period”), a Competing Acquisition Transaction has been consummated or the Company has entered into a definitive agreement with respect to any Competing Acquisition Transaction during the Tail Period and such Competing Acquisition Transaction is thereafter consummated. For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “more than 20%” shall be deemed to be references to “a majority.”

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(iii)     If Parent or its designee receives full payment pursuant to this Section 8.03(b), or reimbursement of any applicable Expenses pursuant to Section 8.03(a), the receipt of the applicable Termination Fee and/or Expenses (if applicable) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Acquisition Sub, any of their respective Affiliates or any other person in connection with the Transaction Agreements (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Acquisition Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with the Transaction Agreements, any of the Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.03(b) shall limit the rights of Parent and Acquisition Sub under Section 8.03(c). The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c)     Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement but subject to Section 9.08 and the first proviso of this sentence, Parent’s right to receive payment from the Company of (i) Parent’s Expenses pursuant to Section 8.03(a) and/or (ii) the Termination Fee pursuant to Section 8.03(b) shall be the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of the Transaction Agreements or the Transactions; provided, however, that the Company shall not be relieved or released from any liabilities or damages arising out of fraud or its willful and material breach of any Transaction Agreement; provided, further, that the aggregate amount of any damages determined by a court to be payable by the Company pursuant to the foregoing proviso shall be reduced by the amount of any Parent Expenses and Termination Fee previously paid to Parent pursuant to this Section 8.03.

Section 8.04.     Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that if this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under Delaware Law without such approval.

Section 8.05.     Extension; Waiver. At any time and from time to time prior to the Exchange Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; provided, however, that (i) after receipt of the approvals contemplated by Section 7.01(a), there shall be made no waiver that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders and (ii) no waiver shall be made under this Agreement after the Exchange Effective Time. Except as required by Law, no extension or waiver by the Company shall require the approval of the stockholders of the Company. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

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Article IX

GENERAL PROVISIONS

Section 9.01.     Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at, and shall not survive, the Effective Time, and only the covenants that by their terms are to be performed after the Effective Time shall so survive the Effective Time in accordance with their respective terms.

Section 9.02.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:

(a)     if to Parent or Acquisition Sub, to:

Brookfield Property Group

Brookfield Place

250 Vesey Street, 14th Floor

New York, NY 10281

Attention:	Brian Kingston, Senior Managing Partner
Murray Goldfarb, Managing Partner
Email:	brian.kingston@brookfield.com
murray.goldfarb@brookfield.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:	Michael J. Aiello
Matthew J. Gilroy
Facsimile:	212-310-8007

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if to the Company, to:

Rouse Properties Inc.

1114 Avenue of the Americas, Suite 2800

New York, NY 10036

Attention: Susan Elman, Executive Vice President & General Counsel

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention: Scott M. Freeman

Facsimile: 212-839-5599

Section 9.03.     Assignment. No party may assign, in whole or in part, by operation of law or otherwise, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent and Acquisition Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Acquisition Sub of any of their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.03 shall be null and void.

Section 9.04.     Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Brookfield Asset Management Inc. and the Company have previously executed a Confidentiality Agreement, dated as of February 15, 2016 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

Section 9.05.     Entire Agreement.

(a)     This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits hereto, the Company Disclosure Letter and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

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(b)     EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, ACQUISITION SUB OR ANY OF THEIR AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES OR REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.06.     Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any Person not a party hereto any rights or remedies hereunder, except (a) for the provisions of Section 6.07 (which shall be for the benefit of the Indemnified Parties) and (b) that the Company on behalf of the holders of Company Shares, Company Options and Company Restricted Stock has the right to seek damages (including claims for damages based on loss of the economic benefits of the Transactions to the holders of Company Shares, Company Options and Company Restricted Stock) in the event of Parent’s or Acquisition Sub’s failure to consummate the Merger in breach of this Agreement (whether or not the Agreement has been terminated), which right is hereby expressly acknowledged and agreed by Parent and Acquisition Sub. The rights of third-party beneficiaries referenced in clause (b) of the preceding sentence may be exercised only by the Company (on behalf of the holders of Company Shares, Company Options and Company Restricted Stock as their agent) through action expressly approved by the Special Committee, and no stockholder of the Company or holder of Company Options or Company Restricted Stock whether purporting to act in its capacity as a stockholder or holder of Company Options or Company Restricted Stock purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right. Notwithstanding the foregoing, following the Effective Time the provisions of Section 2.07(a) and Section 2.08 shall be enforceable by holders of Certificates and Uncertificated Shares, and the provisions of Section 2.07(d) shall be enforceable by holders of Company Options and the provisions of Section 2.07(e) shall be enforceable by holders of Company Restricted Stock.

Section 9.07.     Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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Section 9.08.     Specific Performance. Except as set forth in Section 8.03(b)(iii), the parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (in the courts described in Section 9.09(b)) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, at law or in equity, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into the Transaction Agreements.

Section 9.09.     Governing Law; Jurisdiction.

(a)     This Agreement and the other Transaction Agreements, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the other Transaction Agreements, or the negotiation, execution or performance of this Agreement or the other Transaction Agreements, shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)     Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.02 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.09 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of the Transaction Agreements or the Transactions, or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with the Transaction Agreements or the Transactions shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware); (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to the Transaction Agreements or the Transactions in any court other than the aforesaid courts. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties agrees to waive any bond, surety or other security that might be required of any other party with respect to any such Proceeding, including any appeal thereof.

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Section 9.10.     WAIVER OF JURY TRIAL. Each of the parties hereto hereby acknowledges and agrees that any controversy that may arise under or relating to this Agreement, the other Transaction Agreements or the Transactions is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives all rights it may have to a trial by jury in respect of any litigation (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement, the other Transaction Agreements and the Transactions or the facts or circumstances leading to its execution or performance. Each party certifies and acknowledges that (i) no party or representative or affiliate thereof has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of such waiver, (iii) it makes such waiver knowingly and voluntarily and (iv) it has been induced to enter into this Agreement or the other Transaction Agreements by, among other things, the mutual waivers and certifications contained in this paragraph.

Section 9.11.     Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (ii) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

Section 9.12.     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 9.13.     Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or the other Transaction Agreements or for any claim based on, in respect of, or by reason of, the Transactions; provided, however, that nothing in this Section 9.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of the Transaction Agreements.

76

Section 9.14.     Limited Guarantee. To induce the Company to enter into this Agreement, the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantee, as a primary obligors and not as a surety, to the Company the full and timely payment and performance by Parent and Acquisition Sub of all of Parent’s and Acquisition Sub’s respective covenants, obligations, undertakings and liabilities in connection with the Transaction Agreements or the Transactions; provided, that in no event shall the aggregate obligations of the Guarantors under this Section 9.14 exceed the sum of (i) the Closing Dividend Amount and (ii) the aggregate Merger Consideration payable hereunder, other than with respect to any and all amounts that may be payable under Section 6.07 and Section 6.13. In addition, each Guarantor shall provide to Parent and Acquisition Sub all assistance necessary to enable Parent and Acquisition Sub to comply with all its obligations hereunder, including Article VI, to the fullest extent contemplated hereby. The Guarantors acknowledge that they are receiving benefits in connection with providing this guaranty pursuant to this Section 9.14. The guaranty pursuant to this Section 9.14 shall terminate as of immediately after the Effective Time, other than with respect to any and all amounts that may be payable under Section 6.07 and Section 6.13.

[Remainder of Page Intentionally Left Blank]

77

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

PARENT:

BSREP II RETAIL POOLING LLC

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

ACQUISITION SUB:

BSREP II RETAIL HOLDINGS CORP.

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

[Merger Agreement]

THE COMPANY:

ROUSE PROPERTIES, Inc.,
a Delaware corporation

By:	/s/ Andrew Silberfein
Name: Andrew Silberfein
Title: President and Chief Executive Officer

[Merger Agreement]

GUARANTORS:

BROOKFIELD STRATEGIC REAL
ESTATE PARTNERS II-A L.P.

By:	Brookfield Strategic Real Estate Partners II GP L.P., its general partner

By:	Brookfield Strategic Real Estate Partners II GP of GP LLC, its general partner

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

BROOKFIELD STRATEGIC REAL ESTATE
PARTNERS II-A (ER) L.P.

By:	Brookfield Strategic Real Estate Partners II GP L.P., its general partner

By:	Brookfield Strategic Real Estate Partners II GP of GP LLC, its general partner

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

[Merger Agreement]

BROOKFIELD STRATEGIC REAL ESTATE
PARTNERS II-B L.P.

By:	Brookfield Strategic Real Estate Partners II GP L.P., its general partner

By:	Brookfield Strategic Real Estate Partners II GP of GP LLC, its general partner

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

BROOKFIELD STRATEGIC REAL ESTATE
PARTNERS II-C L.P.

By:	Brookfield Strategic Real Estate Partners II GP L.P., its general partner

By:	Brookfield Strategic Real Estate Partners II GP of GP LLC, its general partner

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

BROOKFIELD STRATEGIC REAL ESTATE
PARTNERS II-C (ER) L.P.

By:	Brookfield Strategic Real Estate Partners II GP L.P., its general partner

By:	Brookfield Strategic Real Estate Partners II GP of GP LLC, its general partner

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

[Merger Agreement]

BROOKFIELD STRATEGIC REAL ESTATE
PARTNERS BPY BORROWER L.P.

By:	Brookfield Strategic Real Estate Partners II GP L.P., its general partner

By:	Brookfield Strategic Real Estate Partners II GP of GP LLC, its general partner

By:	/s/ Murray Goldfarb
Name: Murray Goldfarb
Title: Managing Partner

[Merger Agreement]

EXHIBIT A

Exchange Agreement

(see attached)

EXHIBIT B

Amended & Restated Certificate of Incorporation

(see attached)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ROUSE PROPERTIES, INC.

Rouse Properties, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the corporation is: “Rouse Properties, Inc.”

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Zip Code 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 211,000 shares, consisting of two classes of stock designated as “Common Stock” and “Preferred Stock”, respectively. The total number of shares of Common Stock that the Corporation is authorized to issue is 1,000 shares, par value $0.01 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 210,000 shares, of which 200,000 shares, par value $0.01 per share, shall be designated “Series I Preferred Stock.”

A statement of the designations and powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock and Preferred Stock of the Corporation is as follows:

A.           Common Stock.

1.           Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to, and qualified by, such rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of Preferred Stock of any series.

2.           Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock with voting rights attached thereto, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (as the same may be further amended and/or restated from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) to the contrary, except as otherwise required by law, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the General Corporation Law of the State of Delaware (the “DGCL”). On each matter on which they are entitled to vote, the holders of the outstanding shares of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such stockholder. There shall be no cumulative voting.

3.           Dividends. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4.           Liquidation. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to share in any remaining assets and funds of the Corporation available for distribution to stockholders ratably in proportion to the total number of shares of Common Stock then issued and outstanding in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this clause (A)(4), shall not be deemed to be occasioned by, or to include, any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

B.           Serial Preferred Stock. Subject to approval by holders of shares of any class or series of Preferred Stock to the extent such approval is required by its terms, the Board is hereby expressly authorized, subject to limitations prescribed by law, by resolution or resolutions and by filing a certificate pursuant to the applicable law of the DGCL (a “Preferred Stock Designation”), to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, in addition to the Series I Preferred Stock, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The designation, powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each such series of Preferred Stock shall include, but not be limited to, the determination of the following:

1.           The number of shares constituting that series and the distinctive designation of that series;

2.           The rate of dividend, and whether (and if so, on what terms and conditions) dividends shall be cumulative (and if so, whether unpaid dividends shall compound or accrue) or shall be payable in preference or in any other relation to the dividends payable on any other class or classes of stock or any other series of the Preferred Stock;

3.           Whether that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms and extent of such voting rights;

4.           Whether the shares must or may be redeemed and, if so, the terms and conditions of such redemption (including, without limitation, the dates upon or after which they must or may be redeemed and the price or prices at which they must or may be redeemed, which price or prices may be different in different circumstances or at different redemption dates);

5.           Whether the shares shall be issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange (including without limitation the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof);

6.           The amounts, if any, payable under the shares thereof in the event of the liquidation of the Corporation in preference of shares of any other class or series and whether the shares shall be entitled to participate generally in distributions in the Common Stock under such circumstances;

7.           Sinking fund provisions, if any, for the redemption or purchase of the shares (the term “sinking fund” being understood to include any similar fund, however designated); and

8.           Any other relative rights, preferences, limitations and powers of that series.

C.           Series I Preferred Stock.

1.           Designation and Number. A series of preferred stock, designated the Series I Preferred Stock, is hereby established. The number of shares of Series I Preferred Stock hereby authorized shall be two hundred thousand (200,000).

2.           Ranking. The Series I Preferred Stock shall, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank:

i.           senior to all classes or series of the Common Stock and all classes or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series I Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

ii.           on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series I Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

iii.           junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series I Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation. The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series I Preferred Stock prior to conversion or exchange. The Series I Preferred Stock will also rank junior in right of payment to the Corporation’s other existing and future debt obligations.

3.           Dividends and Distributions.

i.           Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Series I Preferred Stock as to dividends, the holders of shares of the Series I Preferred Stock shall be entitled to receive, when, as and if declared by the Board (or a duly authorized committee thereof), out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6% per annum of the $1825.00 liquidation preference per share of the Series I Preferred Stock (equivalent to a fixed annual amount of $109.50 per share of the Series I Preferred Stock). Such dividends shall accrue on each share of Series I Preferred Stock and be cumulative from, and including, (i) with respect to the first dividend payment, the first date on which any share of Series I Preferred Stock is issued (the “Original Issue Date”) and (ii) with respect to all subsequent dividend payments, the day immediately following the date of the last daily distribution accrual that has been paid in full in accordance with Section 3(v), and shall be payable semi-annually in arrears on each Dividend Payment Date (as defined below), commencing on January 15, 2017; provided, however, that if any Dividend Payment Date falls on a date other than a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date shall be paid on the first Business Day immediately following such Dividend Payment Date. The amount of any dividend payable on the Series I Preferred Stock for any Dividend Period (as defined below) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding share of Series I Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series I Preferred Stock that is outstanding on such date. “Dividend Record Date” shall mean the date designated by the Board as the record date for the payment of dividends that is not more than 35 or fewer than 10 days prior to the applicable Dividend Payment Date. “Dividend Payment Date” shall mean the fifteenth day of each January and July, commencing on January 15, 2017. “Dividend Period” shall mean the period commencing on, but excluding, a Dividend Payment Date to and including, the next Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date and end on, and include, January 15, 2017). The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

ii.           Notwithstanding anything contained herein to the contrary, dividends on the Series I Preferred Stock shall accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared. Accrued but unpaid dividends on the Series I Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.

iii.           Except as provided in Section 3(iv) below, from and after January 1, 2017 no dividends shall be declared and paid or declared and set apart for payment, and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to, any shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking, as to dividends, on parity with or junior to the Series I Preferred Stock (other than a dividend paid in shares of Common Stock or in shares of any other class or series of capital stock ranking junior to the Series I Preferred Stock as to dividends and upon liquidation) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of capital stock of the Corporation ranking, as to dividends or upon liquidation, on parity with or junior to the Series I Preferred Stock be redeemed, purchased or otherwise acquired for any consideration, nor shall any funds be paid or made available for a sinking fund for the redemption of such shares, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Corporation (except by conversion into or exchange for other shares of any class or series of capital stock of the Corporation ranking junior to the Series I Preferred Stock as to dividends and upon liquidation, by redemption, purchase or acquisition of shares of any class or series of capital stock made for the purposes of and in compliance with requirements of an employee incentive, benefit or share purchase plan of the Corporation or any subsidiary, or by other acquisition of shares made pursuant to the provisions hereof and the purchase or acquisition of shares of any other class or series of capital stock of the Corporation ranking on parity with the Series I Preferred Stock as to payment of dividends and upon liquidation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series I Preferred Stock), unless full cumulative dividends on the Series I Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is designated for such payment.

iv.           When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) on the Series I Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the Series I Preferred Stock, all dividends declared upon the Series I Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the Series I Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series I Preferred Stock and such other class or series of capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series I Preferred Stock and such other class or series of capital stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series I Preferred Stock which may be in arrears.

v.           Holders of shares of Series I Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of stock, other than as expressly provided herein. Any dividend payment made on the Series I Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable.

4.           Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, junior to the Series I Preferred Stock, the holders of shares of Series I Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the debts and other liabilities of the Corporation, a liquidation preference of $1825.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) up to, but excluding, the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series I Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation ranking, as to liquidation rights, on parity with the Series I Preferred Stock in the distribution of assets, then the holders of the Series I Preferred Stock and the holders of shares of each such other class or series of shares of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the Series I Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not fewer than 30 days or more than 60 days prior to the payment date stated therein, to each record holder of shares of Series I Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series I Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. For purposes of liquidation rights, the consolidation or merger of the Corporation with or into any other Corporation, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

5.           No Voting Rights. Holders of the Series I Preferred Stock shall not have any voting rights, except as required by applicable law.

6.           Conversion. The shares of Series I Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity.

7.           Record Holders. The Corporation and its transfer agent may deem and treat the record holder of any Series I Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

8.           No Maturity or Sinking Fund. The Series I Preferred Stock has no maturity date, and no sinking fund has been established for the retirement or redemption of Series I Preferred Stock.

9.           Exclusion of Other Rights. The Series I Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth herein.

10.           No Preemptive Rights. No holder of shares of Series I Preferred Stock of the Corporation shall be entitled to, as such holder, any preemptive right to purchase or subscribe for or acquire any additional shares of capital stock of the Corporation or any other security of the Corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the Corporation.

FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to adopt, amend, or repeal the bylaws of the Corporation.

SIXTH: Elections of directors need not be by written ballot unless the bylaws of the Corporation shall otherwise provide.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. The Corporation shall, to the fullest extent permitted by applicable law, indemnify and advance expenses to each director and officer of the Corporation. The Corporation may indemnify and advance expenses to each employee and agent of the Corporation, and any other person whom the Corporation is authorized to indemnify under the provisions of the General Corporation Law of Delaware, as provided in the bylaws of the Corporation. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director, officer, or other agent of the Corporation existing at the time of, or increase the liability of any director, officer or other agent of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

EIGHTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred herein are granted subject to this reservation.

EXHIBIT C

REIT Opinion

(see attached)

SIDLEY AUSTIN llp 787 Seventh Avenue New York, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
Founded 1866

[•][•], 2016

BSREP II Retail Pooling LLC

Brookfield Property Group

Brookfield Place

250 Vesey Street, 14th Floor

New York, NY 10281

Attention: Brian Kingston, Senior Managing Partner

Murray Goldfarb, Managing Partner

Re:	Rouse Properties, Inc. Certain United States Federal Income Tax Matters

Ladies and Gentlemen:

This letter is being furnished to you pursuant to Section 7.02(d) of the Agreement and Plan of Merger, dated as of February [25], 2016 (the “Merger Agreement”), among BSREP II Retail Pooling LLC, a Delaware limited liability company (“Parent”), BSREP II Retail Holdings Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), Rouse Properties, Inc., a Delaware corporation (“Rouse”), and, for solely for the purposes specified in the Merger Agreement, Brookfield Strategic Real Estate Partners II-A L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-A (ER) L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-B L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-C L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-C (ER) L.P., a Delaware limited partnership, and Brookfield Strategic Real Estate Partners BPY Borrower L.P., a Delaware limited partnership, and in connection with the proposed merger of Acquisition Sub with and into Rouse as contemplated by the Merger Agreement (the “Merger”). We have acted as tax counsel to Rouse in connection with the preparation of the Merger Agreement and certain other documents.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, Rouse’s organizational documents and such other documentation and information provided to us by Rouse as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, we are relying upon a certificate containing certain factual statements, factual representations and covenants of officers of Rouse dated the date hereof (the “Officer’s Certificate”) relating to, among other things, the actual and proposed operations of Rouse and the entities in which it holds, or has held, a direct or indirect interest (collectively, the “Company”). For purposes of our opinion, we have not independently verified the facts, statements, representations and covenants set forth in the Officer’s Certificate, the Merger Agreement or in any other document. Consequently, we have relied on Rouse’s representation that the facts, statements, representations, and covenants presented in the Officer’s Certificate, the Merger Agreement and other documents, or otherwise furnished to us, accurately and completely describe all material facts with regard to matters address in such documents. We have assumed that all such facts, statements, representations and covenants are true without regard to any qualification as to knowledge, belief, intent, or materiality. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements, representations, and covenants. Any material change or inaccuracy in the facts, statements, representations, and covenants referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein. As of the date hereof, we are not aware of any material facts inconsistent with the statements in Rouse’s organizational documents, the Officer’s Certificate and the Merger Agreement.

Rouse Properties, Inc.

[•][•], 2016

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion is also based on the correctness of the following assumptions: (i) Rouse and each of the entities comprising the Company has been operated in accordance with the laws of the jurisdictions in which it was formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of the State of Delaware or of any other jurisdiction under the laws of which any of the entities comprising the Company have been formed, (iii) each of the written agreements to which the Company is a party has been and will be implemented, construed and enforced in accordance with its terms, (iv) Rouse will make distributions in respect of the calendar year 2016 in an aggregate amount sufficient to meet the minimum distribution requirement set forth in Section 857(a) of the Internal Revenue Code of 1986 (the “Code”), and (v) following the Merger, Rouse and its subsidiaries will continue to operate throughout the calendar year 2016 in a manner that is consistent with their method of operations in the calendar year 2015.

In rendering our opinion, we have considered and relied upon the Code, the regulations promulgated thereunder (“Regulations”), administrative rulings and other Treasury interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS. This opinion shall not be construed as or deemed to be a guaranty or insuring agreement.

Rouse Properties, Inc.

[•][•], 2016

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States. We express no opinion on any issue relating to Rouse or any investment therein, other than as expressly stated herein.

Based on and subject to the foregoing, we are of the opinion that commencing with Rouse’s initial taxable year ending on December 31, 2011, Rouse has been organized and operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Code and Regulations and its method of operation has enabled Rouse to meet the requirements for qualification and taxation as a REIT under the Code through to the Exchange Effective Date (as defined in the Merger Agreement).

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,